--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): NOVEMBER 13, 2002

                              GRANT PRIDECO, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        001-15423                      76-0312499
 (State or other jurisdiction      (Commission File Number)      (IRS Employer Identification
       of incorporation)                                                     No.)

       1330 POST OAK BLVD., SUITE 2700
                HOUSTON, TEXAS                                     77056
   (Address of principal executive offices)                      (Zip Code)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (832) 681-8000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     On October 28, 2002, Grant Prideco, Inc. ("Grant Prideco") announced the signing of a definitive agreement to acquire Reed-Hycalog from Schlumberger. Reed-Hycalog, based principally in Houston, Texas, is a global leader in drill bit technology, manufacturing, sales and service to the worldwide oil and gas industry. Under the terms of the agreement, consideration will include $255 million cash, 9,731,834 shares of Grant Prideco common stock, and the assumption of approximately $5 million of liabilities. The total value of the transaction is approximately $350 million.

     In addition to the approximately $90 million in Grant Prideco stock included in the purchase price, financing for this transaction (and for Grant Prideco's general corporate purposes) is expected to be provided through a new credit facility of approximately $265 million (replacing the Company's existing credit facility) and other public or private placements of debt securities of up to $175 million.

     The transaction is expected to be completed prior to year-end and is subject to regulatory approvals, including under the Hart-Scott-Rodino Improvements Act, and other customary closing conditions.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial statements of businesses acquired.

     The following financial statements are included in Appendix A hereto and incorporated herein by reference:

Drill Bits Business of Schlumberger Limited -- Combined
  Financial Statements -- December 31, 2001, 2000 and 1999
Report of Independent Accountants...........................   A-1
Combined Balance Sheets -- December 31, 2001, 2000 and
  1999......................................................   A-2
Combined Statements of Income -- Years Ended December 31,
  2001, 2000 and 1999.......................................   A-3
Combined Statements of Changes in Owner's Net Investment and
  Accumulated Other Comprehensive Income -- Years Ended
  December 31, 2001, 2000 and 1999..........................   A-4
Combined Statements of Cash Flows -- Years Ended December
  31, 2001, 2000 and 1999...................................   A-5
Notes to Combined Financial Statements......................   A-6
Drill Bits Business of Schlumberger Limited -- Combined
  Interim Financial Statements -- September 30, 2002 and
  December 31, 2001 and the Nine Months Ended September 30,
  2002 and 2001
Combined Interim Balance Sheets -- September 30, 2002 and
  December 31, 2001 (Unaudited).............................  A-19
Combined Interim Statements of Income -- Nine Months Ended
  September 30, 2002 and 2001 (Unaudited)...................  A-20
Combined Interim Statement of Changes in Owner's Net
  Investment and Accumulated Other Comprehensive
  Income -- Nine Months Ended September 30, 2002 and 2001
  (Unaudited)...............................................  A-21
Combined Interim Statements of Cash Flows -- Nine Months
  Ended September 30, 2002 and 2001 (Unaudited).............  A-22
Notes to Combined Interim Financial Statements -- September
  30, 2002 and 2001 (Unaudited).............................  A-23

     (b) Pro forma financial information.

     The following pro forma financial information is included in Appendix B hereto and incorporated herein by reference:

PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Condensed Statement of Income
  for the Year Ended December 31, 2001, the Nine Months
  Ended September 30, 2002 and the Twelve Months Ended
  September 30, 2002........................................  B-2
Unaudited Pro Forma Combined Condensed Balance Sheet as of
  September 30, 2002........................................  B-5

     (c) Exhibits.

23.1  Consent of PriceWaterhouse Coopers L.L.P.

ITEM 9.  REGULATION FD DISCLOSURE

     An updated management's discussion and analysis of financial condition and results of operations, pro forma for the Reed-Hycalog acquisition and related financing, is included in Appendix C hereto and incorporated herein by reference.

     An updated description of our business, pro forma for the Reed-Hycalog acquisition and related financing, is included in Appendix D hereto and incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          GRANT PRIDECO, INC.

                                          By:     /s/ PHILIP A. CHOYCE
                                            ------------------------------------
                                                      Philip A. Choyce
                                             Vice President and General Counsel

Date: November 13, 2002

                                                                      APPENDIX A

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Management of Schlumberger Limited

     In our opinion, the accompanying combined balance sheet and the related combined statements of income, of changes in owner's net investment and accumulated other comprehensive income and of cash flows present fairly, in all material respects, the financial position of the Drill Bits Business of Schlumberger Limited (the Drill Bits Business) at December 31, 2001, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Drill Bits Business's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
July 25, 2002

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                            COMBINED BALANCE SHEETS
                        DECEMBER 31, 2001, 2000 AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  9,694   $ 25,894   $ 31,648
  Accounts receivable, net of allowance for doubtful
     accounts of $6,158, $5,603 and $4,119, respectively....    48,553     45,547     32,828
  Receivables from affiliates...............................    42,455     18,145     21,416
  Inventories, net of reserve for obsolescence of $33,921,
     $21,574 and $14,486, respectively......................    99,120     83,840     78,310
  Current deferred tax assets...............................     6,020      7,207      6,204
  Other current assets......................................     3,443      2,321      1,768
                                                              --------   --------   --------
     Total current assets...................................   209,285    182,954    172,174
Property and equipment, net.................................    42,144     41,846     43,804
Deferred tax assets.........................................     3,600      1,365         --
Other assets................................................     2,470      1,269      1,076
                                                              --------   --------   --------
     Total assets...........................................  $257,499   $227,434   $217,054
                                                              ========   ========   ========

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................  $  5,384   $  5,712   $  6,455
  Payables to affiliates....................................    89,447     54,891     64,193
  Accrued liabilities.......................................    33,800     19,789     15,773
  Income taxes payable......................................     5,257      4,984      2,451
                                                              --------   --------   --------
     Total current liabilities..............................   133,888     85,376     88,872
Deferred tax liabilities....................................        --         --         45
Post-retirement benefits....................................    16,456     12,016      9,469
                                                              --------   --------   --------
     Total liabilities......................................   150,344     97,392     98,386
                                                              --------   --------   --------
Commitments and contingencies (Note 11)
Accumulated other comprehensive loss:
  Foreign currency translation adjustments..................   (25,721)   (23,014)   (18,719)
  Minimum pension liability adjustments.....................      (705)        --         --
Owner's net investment......................................   133,581    153,056    137,387
                                                              --------   --------   --------
     Total..................................................   107,155    130,042    118,668
                                                              --------   --------   --------
     Total liabilities and equity...........................  $257,499   $227,434   $217,054
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                         COMBINED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
Revenues....................................................  $244,246   $195,842   $165,926
                                                              --------   --------   --------
Operating expenses:
  Cost of sales.............................................   105,881     84,774     68,155
  Research and engineering..................................    13,713     12,020     12,617
  Selling, general and administrative.......................    76,131     71,609     65,242
                                                              --------   --------   --------
     Total operating expenses...............................   195,725    168,403    146,014
                                                              --------   --------   --------
Income from operations......................................    48,521     27,439     19,912
Other income (expense):
  Interest income...........................................     1,102        965      2,726
  Exchange (loss) gain......................................      (200)     3,688        779
                                                              --------   --------   --------
  Income before income taxes................................    49,423     32,092     23,417
  Provision for income taxes................................    17,745     10,774      7,556
                                                              --------   --------   --------
Net income..................................................  $ 31,678   $ 21,318   $ 15,861
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

          COMBINED STATEMENTS OF CHANGES IN OWNER'S NET INVESTMENT AND
                     ACCUMULATED OTHER COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                       TOTAL OWNER'S
                                                                                            NET
                                                                                         INVESTMENT
                                                                                            AND
                                                                        ACCUMULATED     ACCUMULATED
                                                                           OTHER           OTHER
                                                           OWNER'S     COMPREHENSIVE   COMPREHENSIVE
                                                             NET          INCOME           INCOME
                                                          INVESTMENT      (LOSS)           (LOSS)
                                                          ----------   -------------   --------------
                                                                   (IN THOUSANDS OF DOLLARS)
Balance, December 31, 1998..............................   $158,719      $(19,219)        $139,500
                                                           --------      --------         --------
Net income..............................................     15,861                         15,861
Currency translation adjustment.........................                      500              500
                                                                                          --------
          Total comprehensive income....................                                    16,361
Transfers to Schlumberger Limited.......................    (37,193)                       (37,193)
                                                           --------      --------         --------
Balance, December 31, 1999..............................    137,387       (18,719)         118,668
                                                           --------      --------         --------
Net income..............................................     21,318                         21,318
Currency translation adjustment.........................                   (4,295)          (4,295)
                                                                                          --------
          Total comprehensive income....................                                    17,023
Transfers to Schlumberger Limited.......................     (5,649)                        (5,649)
                                                           --------      --------         --------
Balance, December 31, 2000..............................    153,056       (23,014)         130,042
                                                           --------      --------         --------
Net income..............................................     31,678                         31,678
Currency translation adjustment.........................                   (2,707)          (2,707)
Minimum pension liability adjustment....................                     (705)            (705)
                                                           --------      --------         --------
          Total comprehensive income....................                                    28,266
Transfers to Schlumberger Limited.......................    (51,153)                       (51,153)
                                                           --------      --------         --------
Balance, December 31, 2001..............................   $133,581      $(26,426)        $107,155
                                                           ========      ========         ========

   The accompanying notes are an integral part of these financial statements.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                (IN THOUSANDS OF DOLLARS)
Cash flows from operating activities:
  Net income................................................  $ 31,678   $ 21,318   $ 15,861
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     7,871      7,767      8,501
     Provision for losses on accounts receivable............       674      2,215      1,211
     Changes in operating assets and liabilities:
       (Increase) decrease in accounts receivable...........    (5,074)   (13,993)     4,435
       (Increase) decrease in inventories...................   (15,265)    (6,428)       594
       (Increase) decrease in deferred income taxes.........    (1,010)    (2,285)     1,674
       Decrease (increase) in other assets..................       222     (1,525)      (619)
       Increase (decrease) in accounts payable and accrued
          liabilities.......................................    13,438      2,618     (4,322)
       Increase in postretirement benefits..................     2,562      2,278        603
       (Decrease) increase in estimated liability for taxes
          on income.........................................       (28)     2,957     (5,740)
                                                              --------   --------   --------
          Net cash provided by operating activities.........    35,068     14,922     22,198
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchases of fixed assets.................................    (8,421)    (6,404)    (4,612)
  Sales/retirements of fixed assets and other...............       190        182        643
                                                              --------   --------   --------
          Net cash used in investing activities.............    (8,231)    (6,222)    (3,969)
                                                              --------   --------   --------
Cash flow from financing activities:
  Decrease in payables to affiliates........................   (16,342)   (15,531)   (71,763)
  (Increase) decrease in receivables from affiliates........   (27,370)     3,271     43,444
  Transfers to Schlumberger Limited.........................        --     (3,429)   (20,958)
  Net increase (decrease) in cash overdrafts................        59        824       (600)
                                                              --------   --------   --------
          Net cash used in financing activities.............   (43,653)   (14,865)   (49,877)
                                                              --------   --------   --------
Foreign currency effect on cash and cash equivalents........       616        411        129
                                                              --------   --------   --------
Net decrease in cash and cash equivalents...................   (16,200)    (5,754)   (31,519)
Cash and cash equivalents at beginning of year..............    25,894     31,648     63,167
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $  9,694   $ 25,894   $ 31,648
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999
                           (IN THOUSANDS OF DOLLARS)

1.  BASIS OF PRESENTATION

     Reed-Hycalog, headquartered in Houston, Texas, is a leading global designer, marketer and manufacturer of drill bit technology and expertise to the oil and gas industry. Reed-Hycalog markets over 200 different sizes and types of fixed-cutter and roller-cone drill bits globally, and has four manufacturing facilities; two in Houston, Texas, one in Gloucestershire, England, and one in Singapore, with sales and operations personnel located throughout the world.

     Reed Tool Company, founded in 1915 and Hycalog, founded in 1946, were separately acquired from Baker International and NL Industries, respectively, in 1987 by Camco International Inc. (Camco). In August 1998, Camco, including Reed Tool Company and Hycalog, was acquired by Schlumberger Technology Corporation
(STC), a wholly-owned subsidiary of Schlumberger Limited (Schlumberger). In December 1998, Schlumberger merged the two companies into their current form, Reed-Hycalog, and has managed the business as part of Schlumberger's Oilfield Services segment.

     In 2002, Schlumberger decided to exit the drill bit business. As such, the drill bits business has been offered for sale. The accompanying Combined Financial Statements present, in conformity with accounting principles generally accepted in the United States of America, the combined assets, liabilities, revenues and expenses related to the historical operations of the drill bits business of Schlumberger (the Drill Bits Business).

     The accompanying Combined Financial Statements are presented on a carve-out basis and include the historical operations of the defined Drill Bits Business. Accordingly, Schlumberger's net investment in the Drill Bits Business (Owner's net investment) is shown in lieu of stockholder's equity in the Combined Financial Statements. The Combined Financial Statements included herein have been prepared from the Drill Bits Business's historical accounting records.

     The Combined Statement of Income includes all revenues and costs directly attributable to the Drill Bits Business including costs for certain functions and services performed by centralized Schlumberger organizations and directly charged or allocated to the Drill Bits Business based on usage.

     All of the allocations and estimates in the Combined Financial Statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Drill Bits Business had been operated as a separate stand-alone entity.

2.  ACCOUNTING POLICIES

  PRINCIPLES OF COMBINATION

     The accompanying Combined Financial Statements include the accounts of the Drill Bits Business. All significant intercompany accounts and transactions have been eliminated.

  REVENUE RECOGNITION

     The Drill Bits Business derives its revenues from primarily three types of sales: direct, consignment and performance sales. Revenue is recognized on the date of ultimate customer acceptance. For direct sales, this is the date the title and risks are transferred. For consignment and performance sales, this is the date the bit is run by the customer.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Drill Bits Business to concentrations of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Management believes that the credit risk in temporary cash investments that the Company has with financial institutions is minimal.

     The Drill Bits Business's revenues are derived principally from sales to clients in the oil and gas industry, including sales to state-owned foreign operating entities. This industry concentration has the potential to impact the Drill Bits Business's exposure to credit risk, either positively or negatively, because clients may be similarly affected by changes in economic or other conditions. The credit-worthiness of this client base is strong and the Drill Bits Business has not experienced significant credit losses on its receivables.

  CASH AND CASH EQUIVALENTS

     All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

  INVENTORIES

     Inventories are valued at the lower of average cost or market. Inventories consist of (1) raw materials and supplies and (2) finished goods, work in progress and semi-finished goods, which reflect the cost of materials and services related to construction activities.

     Reserves for inventory obsolescence are established at 50% of cost for inventories held longer than one year, and at 100% of cost for inventories held longer than two years.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives as follows:

Machinery and equipment................................       8 years
Furniture and fixtures.................................     3-5 years
Buildings and improvements.............................   35-40 years
Other improvements.....................................     3-5 years

     Major improvements that extend the useful life of an asset are capitalized. Maintenance and repair costs are expensed as incurred. When properties and equipment are sold, retired or otherwise disposed of, the cost and related accumulated depreciation are eliminated and the resulting gain or loss is recognized.

  LONG-LIVED ASSETS

     Management reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. If an impairment loss exists, the resulting write-down would be the difference between fair market value and the related net book value. There were no impairments recorded in 2001, 2000 or 1999.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

  INCOME TAXES

     The Company's operating results historically have been included in Schlumberger's consolidated US and state income tax returns and in tax returns of Schlumberger's foreign subsidiaries. The provision for income taxes reflected in the Combined Financial Statements has been determined on a separate return basis. No provision has been made for deferred income taxes on those earnings considered to be indefinitely reinvested.

     Taxes on income are computed in accordance with the tax rules and regulations of the taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pre-tax income for financial accounting purposes. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

  FOREIGN CURRENCY TRANSLATION

     The financial statements of subsidiaries in Canada and the U.K. are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting gains and losses from the translation of accounts are included in accumulated other comprehensive income. Subsidiaries in all other countries use the U.S. dollar as their functional currency. All transaction gains and losses are included in income in the period in which they occur.

  COMPREHENSIVE INCOME (LOSS)

     Components of comprehensive income (loss) are net income and all changes in equity during a period except those resulting from transactions with owners. Accumulated other comprehensive income (loss), consists of foreign currency translation adjustments and additional minimum pension liability adjustments.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The carrying amounts of these items approximate fair value because of their short-term maturities.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of certain assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that its estimates are reasonable.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, SFAS 141 (Business Combinations) and SFAS 142 (Goodwill and Other Intangible Assets) were issued. SFAS 141 has been adopted by Schlumberger for acquisitions subsequent to June 30, 2001. SFAS 142 was adopted by Schlumberger on January 1, 2002. Drill Bits management does not believe that the implementation of these standards will have any material effect on its financial position and results of operations. The Drill Bits Business has no goodwill recorded in its Combined Financial Statements, and amortization of other intangible assets was immaterial for all periods presented.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     In June 2001, SFAS 143 (Accounting for Asset Retirement Obligations) was issued. SFAS 143 will be adopted by Schlumberger commencing January 1, 2003. Drill Bits management does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

     In August 2001, SFAS 144 (Accounting for Impairment or Disposal of Long-Lived Assets) was issued. SFAS 144 was adopted by Schlumberger commencing January 1, 2002. Drill Bits management does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

3.  INVENTORIES

     Inventories at December 31, 2001, 2000 and 1999 consisted of the following:

                                                         2001       2000       1999
                                                       --------   --------   --------
Finished goods.......................................  $ 97,714   $ 73,837   $ 62,829
Work-in-progress.....................................     3,818      6,065      5,207
Semi-finished goods..................................    11,857      9,575      8,112
Raw materials........................................    19,036     14,696     15,159
Production supplies..................................       616      1,241      1,489
                                                       --------   --------   --------
                                                        133,041    105,414     92,796
Reserve for obsolescence.............................   (33,921)   (21,574)   (14,486)
                                                       --------   --------   --------
                                                       $ 99,120   $ 83,840   $ 78,310
                                                       ========   ========   ========

4.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2001, 2000 and 1999 consisted of the following:

                                                         2001       2000       1999
                                                       --------   --------   --------
Machinery and equipment..............................  $ 73,979   $ 69,232   $ 67,935
Furniture and fixtures...............................     6,262      6,229      6,072
Building and improvements............................    17,201     17,198     17,341
Other improvements...................................     6,937      7,638      6,080
Land.................................................     1,430      1,443      1,497
                                                       --------   --------   --------
                                                        105,809    101,740     98,925
Accumulated depreciation.............................   (63,665)   (59,894)   (55,121)
                                                       --------   --------   --------
Net property and equipment...........................  $ 42,144   $ 41,846   $ 43,804
                                                       ========   ========   ========

     Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $7,804, $7,694 and $8,428, respectively.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

5.  ACCRUED LIABILITIES

     Accrued liabilities at December 31, 2001, 2000 and 1999 consisted of the following:

                                                           2001      2000      1999
                                                          -------   -------   -------
Accrued payroll.........................................  $ 3,619   $ 4,172   $ 1,124
Accrued vacation........................................    2,525     3,045     2,042
Accrued bonuses and commissions.........................    5,103     4,532     2,134
Other accrued employee benefits.........................    3,538       782     2,427
Payroll withholdings, deductions and payroll taxes......    2,345       480       193
Accrued state, local, property and value-added taxes....    3,402     1,681       589
Accrued third-party commissions.........................      950     1,046     1,358
Manufacturing expense accrual...........................    2,943       655       441
General and administrative expense accrual..............    2,265       758     1,747
Bank overdrafts.........................................    1,130     1,071       247
Other accrued liabilities...............................    5,980     1,567     3,471
                                                          -------   -------   -------
                                                          $33,800   $19,789   $15,773
                                                          =======   =======   =======

6.  INCOME TAXES

     The components of income before income taxes for the years ended December 31, 2001, 2000 and 1999 were as follows:

                                                           2001      2000      1999
                                                          -------   -------   -------
Domestic................................................  $13,348   $ 4,270   $ 3,763
Foreign.................................................   36,075    27,822    19,654
                                                          -------   -------   -------
                                                          $49,423   $32,092   $23,417
                                                          =======   =======   =======

     The provision for income taxes for the years ended December 31, 2001, 2000 and 1999 consisted of the following:

                                                           2001      2000      1999
                                                          -------   -------   -------
Current tax expense:
  Federal...............................................  $ 4,571   $   116   $ 2,899
  State.................................................      630        16       399
  Foreign...............................................   11,495     8,229     5,931
                                                          -------   -------   -------
          Total current                                    16,696     8,361     9,229
                                                          -------   -------   -------
Deferred tax expense:
  Federal...............................................     (113)    1,310    (1,107)
  State.................................................      (16)      179      (153)
  Foreign...............................................    1,178       924      (413)
                                                          -------   -------   -------
          Total deferred................................    1,049     2,413    (1,673)
                                                          -------   -------   -------
          Total provision...............................  $17,745   $10,774   $ 7,556
                                                          =======   =======   =======

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     The income tax expense for 2001, 2000 and 1999 resulted in effective tax rates of 35.9%, 33.6% and 32.3%, respectively. The reasons for the differences between these effective tax rates and the U.S. statutory rate of 35% for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                              2001   2000   1999
                                                              ----   ----   ----
Federal income tax at statutory rates.......................  35.0%  35.0%  35.0%
State income taxes, net of federal income tax benefit.......   0.8    0.4    0.5
Impact of foreign operations................................  (0.1)  (2.7)  (2.5)
Other.......................................................   0.2    0.9   (0.7)
                                                              ----   ----   ----
                                                              35.9%  33.6%  32.3%
                                                              ====   ====   ====

     Deferred tax assets and liabilities at December 31, 2001, 2000 and 1999 are comprised of the following:

                                                              2001     2000     1999
                                                             ------   ------   ------
Deferred tax assets:
  Post retirement benefits.................................  $6,100   $4,456   $3,543
  Inventory allowances.....................................   3,172    2,761    3,275
  Uniform capitalization on inventory......................   1,707    3,181    1,593
  Reserves and accruals....................................   2,108    2,758    1,579
  Other....................................................     236      235      218
                                                             ------   ------   ------
Gross deferred tax assets..................................  13,323   13,391   10,208
                                                             ------   ------   ------
Deferred tax liabilities:
  Property and other equipment.............................   2,525    2,892    1,567
  Exchange gain or loss....................................     730    1,026    1,123
  Singapore offshore interest..............................     305      760    1,359
  Other....................................................     143      141       --
                                                             ------   ------   ------
Gross deferred tax liabilities.............................   3,703    4,819    4,049
                                                             ------   ------   ------
                                                             $9,620   $8,572   $6,159
                                                             ======   ======   ======

     The Drill Bits Business has not recorded a valuation allowance against deferred tax assets as they are expected to be fully realizable. The Drill Bits Business has not recorded a deferred income tax liability for additional income taxes that would result from the distribution of earnings of its foreign subsidiaries if they were actually repatriated. The Drill Bits Business intends to indefinitely reinvest the undistributed earnings of its foreign subsidiaries.

     Payments for income taxes totaled $17,723, $10,273 and $6,998 in 2001, 2000 and 1999, respectively.

7.  PENSION AND OTHER BENEFIT PLANS

     Schlumberger and its subsidiaries sponsor several defined benefit and defined contribution pension plans that cover substantially all of the employees of the Drill Bits Business. The benefits are based on years of service and compensation on a career-average pay basis. These plans are funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to annually contribute amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     The pension and other post retirement benefit information contained in these Combined Financial Statements are based, for some entities, on allocations of the plan performance, plan assets and benefit obligations of the parent company plan. These allocations were determined based on current participation of employees of the Drill Bits Business, which Drill Bits management believes is a reasonable method.

  US PENSION PLANS

     The assumed discount rate, the rate of compensation increases and the expected long-term rate of return on plan assets used to determine the projected benefit obligation were 7.5%, 4.5% and 9.0%, respectively, in 2001, 7.8%, 4.5% and 9.0%, respectively, in 2000, and 7.3%, 4.5% and 9.0%, respectively, in 1999.

     Net pension cost in the US for 2001, 2000 and 1999 included the following components:

                                                           2001      2000      1999
                                                          -------   -------   -------
Service cost............................................  $ 1,469   $ 1,267   $ 1,008
Interest cost...........................................    1,151     1,000       990
Expected return on plan assets..........................   (1,165)   (1,206)   (1,076)
Recognition of prior service cost.......................      234       234       154
Amount of loss (gain) recognized........................       23        (3)      (20)
                                                          -------   -------   -------
Net pension cost........................................  $ 1,712   $ 1,292   $ 1,056
                                                          =======   =======   =======

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     The changes in the projected benefit obligation, plan assets and funded status of the plans on December 31, 2001, 2000 and 1999, were as follows:

                                                           2001      2000      1999
                                                          -------   -------   -------
Projected benefit obligation at beginning of the year...  $15,610   $13,000   $13,785
Service cost............................................    1,419     1,217       919
Interest cost...........................................    1,151     1,000       990
Actuarial loss (gain)...................................    1,603       623    (2,214)
Benefits paid...........................................     (276)     (230)     (190)
Plan amendments.........................................       --        --      (290)
                                                          -------   -------   -------
Projected benefit obligation at end of the year.........  $19,507   $15,610   $13,000
                                                          =======   =======   =======
Fair value of plan assets at beginning of the year......  $13,346   $13,285   $11,877
Actual return on plan assets............................     (845)     (107)      875
Employer contributions..................................      250       398       723
Benefits paid...........................................     (276)     (230)     (190)
                                                          -------   -------   -------
Fair value of plan assets at end of the year............  $12,475   $13,346   $13,285
                                                          =======   =======   =======
Funded status...........................................  $(7,032)  $(2,264)  $   285
Unrecognized net loss (gain)............................    3,519       (21)   (1,910)
Unrecognized prior service cost.........................     (376)     (142)       92
                                                          -------   -------   -------
Accrued benefit cost....................................  $(3,889)  $(2,427)  $(1,533)
                                                          -------   -------   -------
Pension liability.......................................  $(6,104)  $(2,736)  $(1,553)
Intangible asset........................................    1,510       309        20
Accumulated other comprehensive loss....................      705        --        --
                                                          -------   -------   -------
Net amount recognized...................................  $(3,889)  $(2,427)  $(1,533)
                                                          =======   =======   =======

     Effective December 31, 1999, Schlumberger amended its US pension plans to offer improved benefits to certain employees. Benefits under the former plan were more heavily weighted towards the employees' age, while the amended plan uses a graded combination of age and years of service to determine plan benefits.

  NON-US PENSION PLANS

     The assumed discount rate, the rate of increase and expected return on plan assets used to determine pension expense in 2001 were 4.8%, 3.8% and 6.8%, respectively. In 2000, the assumptions were 4.5%, 3.8% and 6.0%, respectively. In 1999, the assumptions were 5.0%, 4.3% and 5.8%, respectively.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     Net pension cost outside the U.S. for 2001, 2000 and 1999 included the following components:

                                                              2001    2000     1999
                                                              -----   -----   ------
Service cost -- benefits earned during the period...........  $ 757   $ 832   $1,142
Interest cost on projected benefit obligations..............    536     559      468
Expected return on plan assets..............................   (635)   (631)    (704)
Amortization of transition obligation.......................     13      52       55
Amount of loss recognized...................................    194      --       --
                                                              -----   -----   ------
Net pension cost............................................  $ 865   $ 812   $  961
                                                              =====   =====   ======

     The changes in the projected benefit obligation, plan assets and funded status of the plans on December 31, 2001, 2000 and 1999, were as follows:

                                                           2001      2000      1999
                                                          -------   -------   -------
Projected benefit obligation at beginning of the year...  $12,403   $11,985   $10,197
Service cost............................................      757       832     1,142
Interest cost...........................................      536       559       468
Employee contributions..................................       78        86       110
Benefits paid...........................................     (220)     (229)     (251)
Actuarial loss (gain)...................................   (1,511)       65       646
Curtailment gain........................................     (455)       --        --
Foreign currency translation effect.....................     (323)     (894)     (327)
                                                          -------   -------   -------
Projected benefit obligation at end of the year.........  $11,265   $12,404   $11,985
                                                          =======   =======   =======
Fair value of plan assets at beginning of the year......  $10,781   $11,438   $ 9,347
Actual return on plan assets............................     (851)     (241)    1,815
Employer contributions..................................      504       565       718
Employee contributions..................................       78        86       110
Benefits paid...........................................     (220)     (229)     (251)
Foreign currency translation effect.....................     (284)     (838)     (301)
                                                          -------   -------   -------
Fair value of plan assets at end of the year............  $10,008   $10,781   $11,438
                                                          =======   =======   =======
Funded status...........................................  $(1,257)  $(1,623)  $  (547)
Unrecognized net loss (gain)............................      456       493      (464)
Unrecognized prior service cost.........................       --       662       769
                                                          -------   -------   -------
Pension liability.......................................  $  (801)  $  (468)  $  (242)
                                                          =======   =======   =======

     A curtailment gain was recorded as of March 31, 2001, when the existing Hycalog plan was frozen and plan participants were integrated into a new Schlumberger plan. The terms under the two plans are substantially similar.

  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Schlumberger provides certain health care benefits to former employees who have retired under the US pension plans.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     The principal actuarial assumptions used to measure costs were a discount rate of 7.5% in 2001, 7.8% in 2000 and 8.0% in 1999. The health care trend rate for the 2001 valuation decreased gradually from 9.0% for 2002 to 5.0% by the year 2007. For the 2000 valuation, the rates decreased gradually from 9.0% for 2001 to 5.0% by the year 2006. For the 1999 valuation, the rates decreased gradually from 7.0% for 2000 to 6.0% by the year 2002.

     Net periodic retirement benefit cost allocated to the Drill Bits Business in the US for 2001, 2000 and 1999, included the following components:

                                                               2001     2000    1999
                                                              ------   ------   -----
Service cost................................................  $  424   $  398   $  61
Interest cost...............................................     713      644     133
Recognition of prior service cost...........................       4        4       8
Amount of loss (gain) recognized............................      56      233    (131)
                                                              ------   ------   -----
                                                              $1,197   $1,279   $  71
                                                              ======   ======   =====

     The change in accumulated postretirement benefit obligation, plan assets and funded status on December 31, 2001, 2000 and 1999 was as follows:

                                                           2001      2000      1999
                                                         --------   -------   -------
Accumulated postretirement benefit obligation at
  beginning of the year................................  $  9,583   $ 1,601   $ 1,874
Service cost...........................................       424       398        61
Interest cost..........................................       713       644       133
Actuarial loss (gain)..................................     1,129     7,081      (382)
Benefits paid..........................................      (458)     (141)      (85)
                                                         --------   -------   -------
Accumulated postretirement benefit obligation at end of
  year.................................................  $ 11,391   $ 9,583   $ 1,601
                                                         --------   -------   -------
Funded status..........................................  $(11,391)  $(9,583)  $(1,601)
Unrecognized net (loss) gain...........................     1,813       740    (6,108)
Unrecognized prior service cost........................        27        31        35
                                                         --------   -------   -------
Postretirement benefit liability.......................  $ (9,551)  $(8,812)  $(7,674)
                                                         ========   =======   =======

     If the assumed medical cost trend rate was increased by one percentage point, service cost in 2001 would have been $532, interest cost in 2001 would have been $842 and the accumulated postretirement benefit obligation would have been $14,088 on December 31, 2001.

     If the assumed medical cost trend rate was decreased by one percentage point, service cost in 2001 would have been $342, interest cost in 2001 would have been $609 and the accumulated postretirement benefit obligation would have been $9,291 on December 31, 2001.

8.  STOCK COMPENSATION PLANS

     As of December 31, 2001, Schlumberger had two types of stock-based compensation plans, which are described below. Employees of the Drill Bits Business participated in both types of plans. Schlumberger applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the stock-based Schlumberger plans been determined based on the fair value at the

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED grant dates for awards under those plans, consistent with the method of SFAS 123, the Drill Bits Business's net income would have been the pro forma amounts indicated below:

                                                           2001      2000      1999
                                                          -------   -------   -------
Net income:
As reported.............................................  $31,678   $21,318   $15,861
Pro forma...............................................   31,094    20,776    15,550

  STOCK OPTION PLANS

     During 2001, 2000 and 1999 and in prior years, officers and key employees of the Drill Bits Business were granted stock options under Schlumberger stock option plans. For all of the stock options granted, the exercise price of each option equals the market price of Schlumberger stock on the date of grant; an option's maximum term is ten years, and options generally vest in 20% increments over five years.

     As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 2001, 2000 and 1999: dividend of $0.75; expected volatility of 34% -- 35% for 2001 grants, 30% -- 33% for 2000 grants and 28% -- 29% for 1999 grants; risk-free interest rate of 3.87% for the 2001 grants to all other employees; risk-free interest rates of 5.69% -- 6.72% for the 2000 grants to all other employees; risk-free interest rates of 5.16% -- 6.25% for the 1999 grants to all other employees; and expected option lives of 5.02 years for other employees for 2001 grants, 5.49 years for other employees for 2000 grants and 5.28 years for other employees for 1999 grants.

     A summary of the status of the Schlumberger stock option plans as they relate to the Drill Bits Business as of December 31, 2001, 2000 and 1999, and changes during the years ending on those dates is presented below (actual amounts):

                                   2001                  2000                 1999(1)
                            -------------------   -------------------   -------------------
                                      WEIGHTED-             WEIGHTED-             WEIGHTED-
                                       AVERAGE               AVERAGE               AVERAGE
                                      EXERCISE              EXERCISE              EXERCISE
FIXED OPTIONS               SHARES      PRICE     SHARES      PRICE     SHARES      PRICE
-------------               -------   ---------   -------   ---------   -------   ---------
Outstanding at beginning
  of year.................  260,834    $47.13     269,707    $41.05     220,356    $36.09
Granted...................    2,000    $46.25      30,750    $78.44      60,434    $54.34
Exercised.................   (2,735)   $29.64     (39,623)   $30.02     (11,083)   $15.08
                            -------               -------               -------
Outstanding at year-end...  260,099    $47.31     260,834    $47.13     269,707    $41.05
                            -------               -------               -------
Options exercisable at
  year-end................  179,160               145,981               154,524
Weighted-average fair
  value of options granted
  during the year.........             $15.73                $29.31                $18.06

---------------

(1) Shares and exercise price have been restated to reflect adjustments made as a result of the spin-off of Sedco Forex, in accordance with EITF Issue 90-9, "Charges to Fixed Employee Stock Option Plans as Result of Equity Restructuring."

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     The following table summarizes information concerning currently outstanding and exercisable options by five ranges of exercise prices on December 31, 2001 (actual amounts):

                                          OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                 -------------------------------------   -----------------------
                                                WEIGHTED-
                                                 AVERAGE     WEIGHTED-                 WEIGHTED-
                                                REMAINING     AVERAGE                   AVERAGE
                                   NUMBER      CONTRACTUAL   EXERCISE      NUMBER      EXERCISE
RANGE OF EXERCISE PRICES         OUTSTANDING      LIFE         PRICE     EXERCISABLE     PRICE
------------------------         -----------   -----------   ---------   -----------   ---------
$ 3.83 - $22.07................     43,739        3.70        $19.11        43,739      $19.11
$24.14 - $30.71................     16,879        2.81        $26.97        16,879      $26.97
$30.80 - $44.84................     38,312        5.24        $37.23        38,312      $37.23
$46.08 - $65.33................    132,197        6.88        $54.80        72,951      $54.80
$71.32 - $82.35................     28,972        8.47        $80.85         7,279      $81.16
                                   -------                                 -------
                                   260,099        6.02        $47.31       179,160      $40.78
                                   =======                                 =======

  EMPLOYEE STOCK PURCHASE PLAN

     Under the Schlumberger Discounted Stock Purchase Plan, Schlumberger is authorized to issue up to 22,012,245 shares of common stock to its employees. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the Plan year market price. Under the Plan, Schlumberger sold 1,752,833, 1,431,309 and 1,324,848 shares to employees in 2001, 2000 and 1999, respectively.

     The fair value of each purchase right was estimated using the Black-Scholes pricing model with the following assumptions for 2001, 2000 and 1999: Dividend of $0.75; expected life of one year; expected volatility of 36% for 2001, 38% for 2000 and 40% for 1999; and risk-free interest rates of 3.03% for 2001, 5.71% for 2000 and 5.33% for 1999. The weighted-average fair value of those purchase rights granted in 2001, 2000 and 1999 was $15, $23 and $20, respectively.

9.  OWNER'S NET INVESTMENT

     Distributions in the form of dividends and other transfers have been made to Schlumberger for each of the periods presented in the Combined Financial Statements. Cash dividends paid to Schlumberger were $20,958 in 1999 and $3,429 in 2000. All other transfers were made through payables to affiliates.

10.  RELATED PARTY TRANSACTIONS

     The Combined Financial Statements include allocations of certain corporate expenses, including legal, accounting, employee benefits, real estate, insurance services, information technology services, treasury and other corporate and infrastructure costs. These allocations are from various corporate entities existing within Schlumberger. These allocations have been determined on bases that Schlumberger and the Drill Bits Business consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Drill Bits Business. The allocation methods include relative sales, headcount, square footage, transaction processing costs, adjusted operating expenses and others. These allocations resulted in charges of $889, $673 and $640 being recorded in the Combined Statement of Income for 2001, 2000 and 1999, respectively.

     In certain countries, the Drill Bits Business participates in Schlumberger's centralized treasury and cash processes. In these countries, cash is managed either through zero balance accounts or an interest-bearing offsetting mechanism.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

     The remaining balance of the payables and receivables to affiliates included in the combined balance sheet represent amounts arising from transactions entered into by the Drill Bits Business to settle outstanding receivables and payables with other Schlumberger entities.

     In certain countries, there are formal tax sharing arrangements between the Drill Bits Business and the respective entity of Schlumberger. In certain countries, the Drill Bits Business is a division of the Schlumberger legal entity that is the ultimate tax payer in that jurisdiction.

11.  COMMITMENTS AND CONTINGENCIES

     Rent expense for 2001, 2000 and 1999 was approximately $752, $765 and $1,046, respectively. Commitments for future minimum rental payments are $475, $465, $466, $353 and $325 in 2002, 2003, 2004, 2005 and 2006, respectively.

     In the ordinary course of business, the Drill Bits Business is involved in various pending or threatened legal actions. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on its combined financial position, operating results or cash flows.

     The Drill Bits Business has no commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect its combined financial position, operating results or cash flows.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                        COMBINED INTERIM BALANCE SHEETS
              SEPTEMBER 30, 2002 AND DECEMBER 31, 2001 (UNAUDITED)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                               (IN THOUSANDS OF DOLLARS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 54,961        $  9,694
  Accounts receivable, net of allowance for doubtful
     accounts of $4,920 and $6,158, respectively............      50,457          48,553
  Receivables from affiliates...............................      59,849          42,455
  Inventories, net of reserve for obsolescence of $38,667
     and $33,921, respectively..............................     109,083          99,120
  Current deferred tax assets...............................       5,844           6,020
  Other current assets......................................       4,025           3,443
                                                                --------        --------
       Total current assets.................................     284,219         209,285
Property and equipment, net.................................      44,164          42,144
Deferred tax assets.........................................       6,419           3,600
Other assets................................................       1,372           2,470
                                                                --------        --------
       Total assets.........................................    $336,174        $257,499
                                                                ========        ========
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable -- trade.................................    $  7,789        $  5,384
  Payables to affiliates....................................     153,070          89,447
  Accrued liabilities.......................................      26,289          33,800
  Income taxes payable......................................         157           5,257
                                                                --------        --------
       Total current liabilities............................     187,305         133,888
Post retirement benefits....................................      20,892          16,456
                                                                --------        --------
       Total liabilities....................................     208,197         150,344
                                                                --------        --------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
ACCUMULATED OTHER COMPREHENSIVE LOSS:
  Foreign currency translation adjustments..................     (22,292)        (25,721)
  Minimum pension liability adjustments.....................      (5,890)           (705)
Owner's net investment......................................     156,159         133,581
                                                                --------        --------
       Total equity.........................................     127,977         107,155
                                                                --------        --------
       Total liabilities and equity.........................    $336,174        $257,499
                                                                ========        ========

   The accompanying notes are an integral part of these financial statements.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                     COMBINED INTERIM STATEMENTS OF INCOME
           NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
                                                              (IN THOUSANDS OF DOLLARS)
REVENUES....................................................   $159,409      $183,550
                                                               --------      --------
OPERATING EXPENSES:
  Cost of sales.............................................     60,509        79,018
  Research and engineering..................................     10,662        10,439
  Selling, general and administrative.......................     55,279        57,189
                                                               --------      --------
       Total operating expenses.............................    126,450       146,646
                                                               --------      --------
Income from operations......................................     32,959        36,904
OTHER INCOME (EXPENSE):
  Interest income...........................................        649           834
  Exchange (loss) gain......................................       (606)          377
                                                               --------      --------
  Income before income taxes................................     33,002        38,115
  Provision for income taxes................................     10,424        13,683
                                                               --------      --------
NET INCOME..................................................   $ 22,578      $ 24,432
                                                               ========      ========

   The accompanying notes are an integral part of these financial statements.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

        COMBINED INTERIM STATEMENT OF CHANGES IN OWNER'S NET INVESTMENT
                   AND ACCUMULATED OTHER COMPREHENSIVE INCOME
                NINE MONTHS ENDED SEPTEMBER 30, 2002 (UNAUDITED)

                                                                                           TOTAL
                                                                                        OWNER'S NET
                                                                                        INVESTMENT
                                                                                            AND
                                                                        ACCUMULATED     ACCUMULATED
                                                           OWNER'S         OTHER           OTHER
                                                             NET       COMPREHENSIVE   COMPREHENSIVE
                                                          INVESTMENT   INCOME (LOSS)   INCOME (LOSS)
                                                          ----------   -------------   -------------
                                                                  (IN THOUSANDS OF DOLLARS)
Balance, December 31, 2001..............................   $133,581      $(26,426)       $107,155
                                                           --------      --------        --------
Net income..............................................     22,578                        22,578
Currency translation adjustment.........................                    3,429           3,429
Minimum pension liability adjustment....................                   (5,185)         (5,185)
                                                           --------      --------        --------
  Total comprehensive income............................                                   20,822
                                                           --------      --------        --------
Balance, September 30, 2002.............................   $156,159      $(28,182)       $127,977
                                                           ========      ========        ========

    The accompany notes are an integral part of these financial statements.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                   COMBINED INTERIM STATEMENTS OF CASH FLOWS
           NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001 (UNAUDITED)

                                                                     NINE-MONTH
                                                                    PERIOD ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2002          2001
                                                              ----------    -----------
                                                              (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $22,578       $ 24,432
     Adjustments to reconcile net income to net cash
      provided by operating activities:
       Depreciation and amortization........................     5,900          6,299
       Provision for losses on accounts receivable..........       825            119
       Changes in operating assets and liabilities:
          Increase in accounts receivable...................    (2,770)        (8,539)
          Increase in inventories...........................    (9,525)       (15,059)
          Increase in deferred income taxes.................    (2,643)        (1,048)
          Decrease in other assets..........................       189          1,170
          (Decrease) increase in accounts payable and
           accrued liabilities..............................    (2,627)        13,290
          Increase in postretirement benefits...............       273          2,237
          (Decrease) increase in estimated liability for
           taxes on income..................................    (6,697)         8,425
                                                               -------       --------
            Net cash provided by operating activities.......     5,503         31,326
                                                               -------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets.................................    (8,219)        (6,862)
  Sales/retirements of fixed assets and other...............       604            385
                                                               -------       --------
            Net cash used in investing activities...........    (7,615)        (6,477)
                                                               -------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in payables to affiliates........................    63,572         18,338
  Increase in receivables from affiliates...................   (16,484)       (26,213)
  Transfers to Schlumberger Limited.........................        --           (775)
  Net increase (decrease) in cash overdrafts................    (1,130)         3,349
                                                               -------       --------
            Net cash provided by (used in) financing
              activities....................................    45,958         (5,301)
                                                               -------       --------
FOREIGN CURRENCY EFFECT ON CASH AND CASH EQUIVALENTS........     1,421           (146)
                                                               -------       --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    45,267         19,402
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     9,694         25,894
                                                               -------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   $54,961       $ 45,296
                                                               =======       ========

   The accompanying notes are an integral part of these financial statements

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

                 NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS
              SEPTEMBER 30, 2002 AND DECEMBER 31, 2001 (UNAUDITED)
                           (IN THOUSANDS OF DOLLARS)

1.  BASIS OF PRESENTATION

     The accompanying combined interim financial statements present, in conformity with accounting principles generally accepted in the United States of America for interim financial information, the combined assets, liabilities, revenues and expenses related to the historical operations of the drill bits business of Schlumberger Limited (the Drill Bits Business). Accordingly, such financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

     The interim financial data as of September 30, 2002, and for the nine months ended September 30, 2002 and 2001 is unaudited; however, in the opinion of management, the interim data includes all adjustments consisting of normal recurring adjustments, and adjustments to present the combined interim financial statements on a carve out basis, necessary for a fair statement of the results for the interim periods.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of certain assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the related reported amounts of revenues and expenses during the reporting period. All of the allocations and estimates in the combined interim financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Drill Bits Business had been operated as a separate stand-alone entity.

     These combined interim financial statements should be read in conjunction with the audited combined financial statements of the Drill Bits Business for the year ended December 31, 2001.

2.  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 2001, SFAS 143 (Accounting for Asset Retirement Obligations) was issued. SFAS 143 will be adopted by Schlumberger Limited (Schlumberger) commencing January 1, 2003. Drill Bits management does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

     In August 2001, SFAS 144 (Accounting for Impairment or Disposal of Long-Lived Assets) was issued. SFAS 144 was adopted by Schlumberger commencing January 1, 2002. The implementation of this standard has not had any material effect on the financial position and results of operations of the Drill Bits Business.

     In April 2002, SFAS 145 (Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections) was issued. SFAS 145 will be adopted by Schlumberger commencing January 1, 2003. Drill Bits management does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

     In June 2002, SFAS 146 (Accounting for Costs Associated with Exit or Disposal Activities) was issued. SFAS 146 will be adopted by Schlumberger commencing January 1, 2003. Drill Bits management does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

                  DRILL BITS BUSINESS OF SCHLUMBERGER LIMITED

3.  INVENTORIES

     Inventories consisted of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
Finished goods..............................................    $112,747        $ 97,714
Work-in-progress............................................       5,217           3,818
Semi-finished goods.........................................      14,666          11,857
Raw materials...............................................      14,616          19,036
Production supplies.........................................         504             616
                                                                --------        --------
                                                                 147,750         133,041
Reserve for obsolescence....................................     (38,667)        (33,921)
                                                                --------        --------
                                                                $109,083        $ 99,120
                                                                ========        ========

4.  POST-RETIREMENT BENEFITS

     The liability for post-retirement benefits at September 30, 2002 and December 31, 2001, respectively, includes liabilities for the U.S. pension plans of $9,281 and $6,103, liabilities for the U.K. pension plans of $652 and $801, and liabilities for the U.S. retiree medical plans of $10,959 and $9,551. The recorded additional minimum liability related to the U.S. pension plan was $6,328 and $2,215, respectively, at September 30, 2002 and December 31, 2001.

5.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Drill Bits Business is involved in various pending or threatened legal actions. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on its combined financial position, operating results or cash flows.

     The Drill Bits Business has no commitments or contingent liabilities which, in the judgment of management, would result in losses that would materially affect its combined financial position, operating results or cash flows.

6.  SUBSEQUENT EVENT

     On October 25, 2002, Schlumberger signed a definitive agreement to sell the Drill Bits Business to Grant Prideco, Inc. (Grant Prideco). Under the terms of the agreement, consideration will include $255 million cash and 9.73 million shares of Grant Prideco common stock.

     The transaction is expected to be completed prior to December 31, 2002 and is subject to regulatory approvals, including under the Hart-Scott-Rodino Improvements Act, and other customary closing conditions.

                                                                      APPENDIX B

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet gives effect to the following events as if each had occurred on September 30, 2002:

     - the pending acquisition of Reed-Hycalog; and

     - issuance of senior notes combined with borrowings under our anticipated new senior credit facility, as necessary to consummate the pending acquisition of Reed-Hycalog, and repayment of all amounts under our existing revolving credit facility.

     - issuance to Schlumberger of 9.7 million shares of our common stock at $9.248 per share.

     The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2001, the nine months ended September 30, 2002 and the twelve months ended September 30, 2002 give effect to the following events as if each had occurred on January 1, 2001, January 1, 2002 and October 1, 2001, respectively:

     - the pending acquisition of Reed-Hycalog; and

     - issuance of senior notes combined with borrowings under our anticipated new senior credit facility, as necessary to consummate the pending acquisition of Reed-Hycalog, and repayment of all amounts under our existing revolving credit facility.

     - issuance to Schlumberger of 9.7 million shares of our common stock at $9.248 per share.

     The pending acquisition of Reed-Hycalog will be accounted for using the purchase method of accounting. The estimates of the fair value of Reed-Hycalog assets and related liabilities are based on preliminary estimates. These estimates will be updated based on valuations with respect to inventories, property, plant and equipment, intangible assets and certain assumed liabilities, and will change from the amounts shown.

     The unaudited pro forma combined condensed financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the future financial position or future results of the combined companies or of the financial positions or the results of operations that would have actually occurred had the acquisition of Reed-Hycalog taken place as of the date or for the period presented. The unaudited pro forma combined condensed statement of operations does not reflect any benefits from potential cost savings or revenue enhancements resulting from the integration of the operations of Reed-Hycalog.

     The unaudited pro forma combined condensed financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements and the Combined Financial Statements of the Drill Bits Business of Schlumberger Limited included in this Form 8-K.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              GRANT PRIDECO   REED-HYCALOG    PRO FORMA     PRO FORMA
                                               HISTORICAL      HISTORICAL    ADJUSTMENTS    COMBINED
                                              -------------   ------------   -----------    ---------
Revenues....................................    $740,127        $244,246      $    --       $984,373
Cost of sales...............................     571,118         105,881         2,143(a)    679,142
Research and engineering....................         --           13,713           --         13,713
Selling, general and administrative
  expenses..................................      49,544          76,131        (1,182)(b)   124,493
Corporate general and administrative........      21,402             --            --         21,402
Equity income in unconsolidated
  affiliates................................      (8,747)            --            --         (8,747)
Other charges...............................      33,755             --            --         33,755
                                                --------        --------      --------      --------
Operating income............................      73,055          48,521          (961)      120,615
Interest expense............................     (27,067)            --        (24,397)(c)   (51,464)
Other income (expense), net.................      (1,270)            902        (1,102)(d)    (1,470)
                                                --------        --------      --------      --------
Income before income taxes..................      44,718          49,423       (26,460)       67,681
Income tax (provision) benefit..............     (15,651)        (17,745)        9,708(e)    (23,688)
                                                --------        --------      --------      --------
Net income before minority interest.........      29,067          31,678       (16,752)       43,993
Minority interest...........................        (977)            --            --           (977)
                                                --------        --------      --------      --------
Net income..................................    $ 28,090        $ 31,678      $(16,752)     $ 43,016
                                                ========        ========      ========      ========
Pro Forma Earnings Per Share:
  Basic.....................................    $   0.26                                    $   0.36
                                                ========                                    ========
  Diluted...................................    $   0.25                                    $   0.36
                                                ========                                    ========
Pro Forma Weighted Average Shares
  Outstanding:
  Basic.....................................     109,486                                     119,218(f)
                                                ========                                    ========
  Diluted...................................     110,884                                     120,616(f)
                                                ========                                    ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              GRANT PRIDECO   REED-HYCALOG    PRO FORMA     PRO FORMA
                                               HISTORICAL      HISTORICAL    ADJUSTMENTS    COMBINED
                                              -------------   ------------   -----------    ---------
Revenues....................................    $482,889        $159,409      $    --       $642,298
Cost of sales...............................     376,709          60,509         1,612(a)    438,830
Research and engineering....................         --           10,662           --         10,662
Selling, general and administrative
  expenses..................................      41,857          55,279        (2,095)(b)    95,041
Corporate general and administrative........      20,740             --            --         20,740
Equity income in unconsolidated
  affiliates................................      (4,913)            --            --         (4,913)
Other charges...............................       7,045             --            --          7,045
                                                --------        --------      --------      --------
Operating income............................      41,451          32,959           483        74,893
Interest expense............................     (18,053)            --        (18,683)(c)   (36,736)
Other income (expense), net.................        (688)             43          (649)(d)    (1,294)
                                                --------        --------      --------      --------
Income before income taxes..................      22,710          33,002       (18,849)       36,863
Income tax (provision) benefit..............      (7,040)        (10,424)        4,562(e)    (12,902)
                                                --------        --------      --------      --------
Net income before minority interest.........      15,670          22,578       (14,287)       23,961
Minority interest...........................      (2,286)            --            --         (2,286)
                                                --------        --------      --------      --------
Net income..................................    $ 13,384        $ 22,578      $(14,287)     $ 21,675
                                                ========        ========      ========      ========
Pro Forma Earnings Per Share:
  Basic.....................................    $   0.12                                    $   0.18
                                                ========                                    ========
  Diluted...................................    $   0.12                                    $   0.18
                                                ========                                    ========
Pro Forma Weighted Average Shares
  Outstanding:
  Basic.....................................     110,974                                     120,706(f)
                                                ========                                    ========
  Diluted...................................     112,420                                     122,152(f)
                                                ========                                    ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2002
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              GRANT PRIDECO   REED-HYCALOG    PRO FORMA     PRO FORMA
                                               HISTORICAL      HISTORICAL    ADJUSTMENTS    COMBINED
                                              -------------   ------------   -----------    ---------
Revenues....................................    $674,467        $220,105      $    --       $894,572
Cost of sales...............................     518,699          87,372         2,544 (a)   608,615
Research and engineering....................         --           13,936           --         13,936
Selling, general and administrative
  expenses..................................      53,725          74,221        (2,478)(b)   125,468
Corporate general and administrative........      25,836             --            --         25,836
Equity income in unconsolidated
  affiliates................................      (7,434)            --            --         (7,434)
Other charges...............................       7,045             --            --          7,045
                                                --------        --------      --------      --------
Operating income............................      76,596          44,576           (66)      121,106
Interest expense............................     (24,325)            --        (24,397)(c)   (48,722)
Other income (expense), net.................        (836)           (266)         (917)(d)    (2,019)
                                                --------        --------      --------      --------
Income before income taxes..................      51,435          44,310       (25,380)       70,365
Income tax (provision) benefit..............     (17,206)        (14,486)        7,064 (e)   (24,628)
                                                --------        --------      --------      --------
Net income before minority interest.........      34,229          29,824       (18,316)       45,737
Minority interest...........................      (2,269)            --            --         (2,269)
                                                --------        --------      --------      --------
Net income..................................    $ 31,960        $ 29,824      $(18,316)     $ 43,468
                                                ========        ========      ========      ========
Pro Forma Earnings Per Share:
  Basic.....................................    $   0.29                                    $   0.36
                                                ========                                    ========
  Diluted...................................    $   0.28                                    $   0.36
                                                ========                                    ========
Pro Forma Weighted Average Shares
  Outstanding:
  Basic.....................................     110,974                                     120,706(f)
                                                ========                                    ========
  Diluted...................................     112,420                                     122,152(f)
                                                ========                                    ========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                            REED-HYCALOG
                                            GRANT PRIDECO     ADJUSTED       PRO FORMA       PRO FORMA
                                             HISTORICAL     HISTORICAL(G)   ADJUSTMENTS       COMBINED
                                            -------------   -------------   -----------      ----------
ASSETS
Current assets:
  Cash and cash equivalents...............    $ 16,083        $    --        $     -- (h)(i) $   16,083
  Restricted cash.........................       5,555             --              --             5,555
  Accounts receivable, net................     125,638          50,457             --           176,095
  Inventories.............................     178,604         109,083             --           287,687
  Current deferred tax asset..............      15,444             --              --            15,444
  Other current assets....................      16,390           4,025             --            20,415
                                              --------        --------       ---------       ----------
     Total current assets.................     357,714         163,565             --           521,279
                                              --------        --------       ---------       ----------
Property, plant and equipment, net........     241,060          44,164          56,000(h)       341,224
Goodwill, net.............................     245,464             --          113,538(i)       359,002
Investment in and advances to
  unconsolidated affiliates...............      47,287             --              --            47,287
Other assets..............................      10,598              54          21,700(h)(i)     32,352
Deferred tax asset........................         487             --              --               487
                                              --------        --------       ---------       ----------
                                              $902,610        $207,783       $ 191,238       $1,301,631
                                              ========        ========       =========       ==========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current
     portion of long-term debt............    $  9,356        $    --        $     --        $    9,356
  Accounts payable........................      45,307           7,789             --            53,096
  Other accrued liabilities...............      85,436          26,232             --           111,668
                                              --------        --------       ---------       ----------
     Total current liabilities............     140,099          34,021             --           174,120
                                              --------        --------       ---------       ----------
Long-term debt............................     201,398             --          270,000(i)       471,398
Deferred income taxes.....................      37,836             --              --            37,836
Minority interest.........................       9,388             --              --             9,388
Other long-term liabilities...............      11,628             332           4,668(h)        16,628
                                              --------        --------       ---------       ----------
     Total liabilities....................     400,349          34,353         274,668          709,370
                                              --------        --------       ---------       ----------
Stockholders' equity:
  Common stock............................       1,111             --               97(h)         1,208
  Capital in excess of par value..........     385,496             --           89,903(h)       475,399
  Treasury stock, at cost.................      (3,983)            --              --            (3,983)
  Deferred compensation obligation........       7,380             --              --             7,380
  Accumulated currency translation
     adjustment...........................     (26,326)            --              --           (26,326)
  Owner's net investment..................         --          173,430        (173,430)(j)          --
  Retained earnings.......................     138,583             --              --           138,583
                                              --------        --------       ---------       ----------
     Total stockholders' equity...........     502,261         173,430         (83,430)         592,261
                                              --------        --------       ---------       ----------
                                              $902,610        $207,783       $ 191,238       $1,301,631
                                              ========        ========       =========       ==========

   See accompanying notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

GENERAL

     The following notes set forth the assumptions used in preparing the unaudited pro forma combined condensed financial statements. The pro forma adjustments are based on estimates made by Grant Prideco's management using information currently available.

PRO FORMA ADJUSTMENTS

STATEMENT OF INCOME ADJUSTMENTS

(a) Reflects the estimated increase in depreciation expense resulting from the allocation of the purchase price to property, plant and equipment acquired in the acquisition of Reed-Hycalog. Depreciation is calculated using an estimated useful life of 10 years.

(b) Reflects an adjustment to reduce employee benefit expenses related to benefit plans not to be continued by Grant Prideco, ($1.9 million, $2.6 million and $3.2 million for the year ended December 31, 2001 and for the nine and twelve months ended September 30, 2002, respectively), partially offset by the estimated increase in amortization expense resulting from the allocation of the purchase price to intangible assets acquired in the Reed-Hycalog acquisition, ($0.7 million, $0.5 million and $0.7 million for the year ended December 31, 2001 and for the nine and twelve months ended September 30, 2002, respectively). Amortization is calculated using an estimated useful life of 3 years for the covenant not to compete and 25 years for other intangible assets.

(c) Reflects the adjustment to interest expense related to (a) borrowings under the senior credit facility of $95.0 million, (b) issuance of senior notes of $175.0 million and (c) amortization of debt issue costs of $3.5 million, $3.0 million and $3.5 million for the year ended December 31, 2001 and for the nine and twelve months ended September 30, 2002, respectively. Debt issue costs are amortized over the term of the debt.

(d) Reflects the elimination of Reed-Hycalog's interest income that is not expected to have a continuing impact.

(e) Represents the adjustment for the estimated income tax effect of the aggregate pro forma adjustments and a combined company pro forma effective income tax rate of 35%.

(f) Reflects the issuance of approximately 9.7 million shares of our common stock.

BALANCE SHEET ADJUSTMENTS

(g) Reflects Reed-Hycalog's historical balances adjusted to exclude $128.4 million of assets and $173.8 million of liabilities that are not included in the acquisition.

                            AS OF SEPTEMBER 30, 2002
                                 (IN THOUSANDS)

                                                                          EXCLUDED        REED-HYCALOG
                                                        REED-HYCALOG     ASSETS AND         ADJUSTED
                                                         HISTORICAL    LIABILITIES(1)      HISTORICAL
                                                        ------------   --------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents...........................    $ 54,961       $ (54,961)         $     --
  Accounts receivable, net............................      50,457              --            50,457
  Receivables from affiliates.........................      59,849         (59,849)               --
  Inventories.........................................     109,083              --           109,083
  Current deferred tax assets.........................       5,844          (5,844)               --
  Other current assets................................       4,025              --             4,025
                                                          --------       ---------          --------
     Total current assets.............................     284,219        (120,654)          163,565
                                                          --------       ---------          --------
Property and equipment, net...........................      44,164              --            44,164
Deferred tax assets...................................       6,419          (6,419)               --
Other assets..........................................       1,372          (1,318)(2)            54
                                                          --------       ---------          --------
                                                          $336,174       $(128,391)         $207,783
                                                          ========       =========          ========

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade...........................    $  7,789       $      --          $  7,789
  Payables to affiliates..............................     153,070        (153,070)               --
  Accrued liabilities.................................      26,289             (57)(3)        26,232
  Income taxes payable................................         157            (157)               --
                                                          --------       ---------          --------
     Total current liabilities........................     187,305        (153,284)           34,021
                                                          --------       ---------          --------
Post retirement benefits..............................      20,892         (20,560)(4)           332
                                                          --------       ---------          --------
     Total liabilities................................     208,197        (173,844)           34,353
                                                          --------       ---------          --------
Accumulated other comprehensive loss:
  Foreign currency translation adjustments............     (22,292)         22,292                --
  Minimum pension liability adjustments...............      (5,890)          5,890                --
Owner's net investment................................     156,159          17,271           173,430
                                                          --------       ---------          --------
     Total equity.....................................     127,977          45,453           173,430
                                                          --------       ---------          --------
                                                          $336,174       $(128,391)         $207,783
                                                          ========       =========          ========

(1) Represents adjustments to Reed-Hycalog's historical balances for assets and liabilities that are not included in the acquisition. Cash, receivables and payables related to affiliates, deferred tax assets, deferred tax liabilities and income taxes payable balances are excluded from the acquisition.

(2) Represents the adjustment to exclude certain assets that are not included in the acquisition.

(3) Represents the adjustment to exclude certain accrued liabilities that are not included in the acquisition.

(4) Represents the adjustment to exclude certain post retirement benefits obligations that are not included in the acquisition.

(h) Reflects the consideration paid for Reed-Hycalog, including issuance of approximately 9.7 million shares of our common stock at $9.25 per share, and allocation of the purchase price to assets and liabilities acquired, as follows (in thousands):

Purchase Price:
  Cash paid to Schlumberger.................................  $255,000
  Issuance of common stock..................................    90,000
  Pension liabilities assumed...............................     4,668
  Transaction costs.........................................     3,300
                                                              --------
Purchase price..............................................  $352,968
                                                              ========
Less:
  Book value of Reed-Hycalog................................  $173,430
  Excess of fair value over book value of acquired assets:
     Property and equipment.................................    56,000
     Intangible assets......................................    10,000
                                                              --------
                                                               239,430
                                                              --------
  Goodwill..................................................  $113,538
                                                              ========

     The above purchase price allocation is based on preliminary estimates which will likely differ when asset and liability values are finalized following consummation of the transaction.

(i) Reflects issuance of $270 million in debt, see note (c) above, including $11.7 million of debt issuance costs which are capitalized.

(j)   Reflects the elimination of Reed-Hycalog's owner's net investment.

                                                                      APPENDIX C

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of our results of operations and current financial position. This discussion should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this Form 8-K. Our discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions and other risks and exposures relating to our businesses and our company, you should refer to our section entitled "Risk Factors and Exposures" included in our Annual Report on Form 10-K. Unless otherwise indicated, the disclosures in this section do not include the pending acquisition of Reed-Hycalog described in this Form 8-K.

     The following discussion is intended to assist you in understanding our financial position as of December 31, 2000 and 2001 and as of September 30, 2002, and our results of operations for each of the years in the three-year period ended December 31, 2001 and the nine-month period ended September 30, 2002.

GENERAL

     We are the world's largest manufacturer and supplier of oilfield drill pipe and other drill stem products and one of the leading North American providers of high-performance premium connections and tubular products. Our drill stem products are used to drill oil and gas wells while our premium connections and tubular products are primarily used in drilling and completing oil and gas wells. Our strong market positions, particularly in the high-end, technology-based end of these products, have allowed us to provide innovative solutions to the drilling and production challenges of our customers in some of the world's harshest environments and most complex well conditions. We also provide a variety of products and services to the growing worldwide offshore and deepwater market through our marine products and services segment. These products are used for subsea construction, installation, and production of oil and gas wells.

     On October 25, 2002, we signed a definitive agreement to purchase the Reed-Hycalog drill bits business from Schlumberger Technology Corporation and its affiliates for approximately $350 million, consisting of $255 million in cash, approximately $90 million in Grant Prideco common stock and approximately $5 million of assumed non-current liabilities. The addition of Reed-Hycalog provides us with a strong market position in the highly profitable drill bit market as well as a revenue, cash flow and earnings stream that historically has remained strong throughout the market cycle. In addition, we expect Reed-Hycalog's strong international presence will reduce Grant Prideco's exposure to the domestic markets which historically have been more volatile and cyclical when compared to international markets.

     We currently operate through three primary business segments: (1) drilling products and services, (2) premium connections and tubular products and (3) marine products and services. We also provide drill pipe and casing used in the fiber optic, construction, and water well industries and are involved in several joint ventures to develop various drilling and production technologies, which we report in our "other" segment.

     On a pro forma basis, for the year ended December 31, 2001, approximately 39% of our revenues were derived from our drilling products and services segment, 28% from our premium connections and tubular products segment, 4% from our marine products and services segment, 25% from Reed-Hycalog and 4% from our other operations. On a pro forma basis for the nine months ended September 30, 2002, approximately 38% of our revenues were derived from our drilling products and services segment, 26% from our premium connections and tubular products segment, 7% from our marine products and services segment, 25% from Reed-Hycalog and 3% from our other operations.

     Until April 14, 2000, we were a wholly-owned subsidiary of Weatherford International, Inc. We were spun off from Weatherford on April 14, 2000, through a distribution by Weatherford to its stockholders of all of our common stock. As a result of the spinoff, Weatherford no longer has an ownership interest in us.

  CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our significant accounting policies are fully described in Note 1 to our consolidated financial statements. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers, and information available from other outside sources, as appropriate. Actual results may differ from these judgments under different assumptions or conditions.

     We record revenue at the time our manufacturing process is complete, the customer has been provided with all proper inspection and other required documentation, and title and risk of loss has passed to the customer. This can include revenue on bill and hold transactions where the product has been completed and is ready to be shipped, however at the customer's request we are storing the product on the customer's behalf for a brief period of time, typically less than one year. Customer advances or deposits are deferred and recognized as revenue when we have completed all of our performance obligations related to the sale. We also recognize revenue as services are performed. Allowances for bad debts are provided based on a specific customer collection issues. If actual future allowances differ from what has been identified, additional allowances may be required.

     Inventory costs are determined principally by the use of first-in, first-out (FIFO) method, and are stated at the lower of such cost or realizable value. We value our inventories primarily using standard costs, which approximate actual costs, that include raw materials, direct labor, and manufacturing overhead allocations. We also periodically perform obsolescence reviews on our slow-moving inventories and establish reserves based on current assessments about future demands, market conditions, and related management initiatives. If market conditions are less favorable than those projected by management, additional inventory reserves may be required. With respect to Reed-Hycalog, Schlumberger's inventory obsolescence policy has been to reserve 50% of all finished goods inventory over one year old and reserve the remaining net book value of inventory after two years.

     The cost of business acquisitions is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition using third party appraisals and management judgments.

     A review for impairment of long-lived assets is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less selling costs.

     Goodwill and intangible assets that have indefinite useful lives are subject to annual impairment tests. Goodwill will be tested for impairment using a two-step process that begins with an estimation of the fair value of each of our reporting units with its carrying value. If the carrying amount exceeds the fair value of a reporting unit, a second step test is completed comparing the implied fair value of the reporting unit's goodwill to its carrying value to measure the amount of impairment. Intangible assets that are not amortized will be tested for impairment at least annually by comparing the fair values of those assets to their carrying values.

     We have contingent liabilities and future claims for which we have made estimates of the amount of the actual cost of these liabilities or claims. These liabilities and claims sometimes involve threatened or actual litigation where damages have been quantified and we have made an assessment of our exposure and recorded a provision to cover an expected loss based on our experience in these matters and, when appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of these uncertainties, our future reported financial results will be impacted by the difference between our estimates and the actual amounts paid to settle a liability. Examples of areas where we have made important estimates of future liabilities primarily include litigation, warranty claims and contract claims.

MARKET TRENDS AND OUTLOOK

     Our business is materially dependent on the level of oil and gas drilling activity worldwide, which, in turn, depends on the level of capital spending by major, independent and state-owned exploration and production companies. This capital spending is driven by current prices for oil and gas and the perceived stability and sustainability of those prices. All our business segments track the level of the domestic and international rig counts, however their revenues, cash flows and profitability follow the rig count at different stages within the market cycles. Drill pipe demand is also a function of customer inventory levels and typically lags changes in the worldwide rig count by approximately three to six months. Results from our premium connection and tubular segment should closely follow changes in North American natural gas rig counts, but short-term demand can also be affected by inventories held by oil country tubular goods
(OCTG) distributors. Demand for our marine products and services follows the level of offshore and deepwater drilling activity, which, although dependent upon prices for oil and gas, is less likely to follow short-term changes in oil and gas prices as these projects are more capital intensive and are typically based upon long-term forecasts for oil and gas prices. Historically, drill bit demand and Reed-Hycalog's earnings and cash flows have closely tracked the worldwide rig count, which we believe will offset somewhat the cyclicality and mid-cycle returns from our drilling products and services segment.

     During the three year period ended December 31, 2001 and the nine months ended September 30, 2001 and 2002, the revenues, profitability and cash flows from each of our business segments as well as Reed-Hycalog have been significantly impacted by changes in oil and gas prices and rig counts, which were highly volatile during this period. The following table sets forth certain information with respect to oil and gas prices and North American and international rig counts for the periods reflected and the revenues and EBITDA for each of our principal business segments and Reed-Hycalog.

                                                                     NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                --------------------------------    -------------------
                                  1999        2000        2001        2001       2002
                                --------    --------    --------    --------   --------
                                     (IN THOUSANDS, EXCEPT PRICES AND RIG COUNTS)
WTI oil (a)
  Average(b)..................  $  19.30    $  30.37    $  25.96    $  27.79   $  25.46
  Ending......................     24.79       26.72       20.42       23.43      30.45
Henry Hub gas(c)
  Average(b)..................  $   2.72    $   4.30    $   3.96    $   4.47   $   3.05
  Ending......................      2.29       10.53        2.75        1.82       4.07
North American rig count(d)
  Average(b)..................       854       1,260       1,497       1,568      1,086
  Ending......................     1,183       1,507       1,165       1,510      1,110
International rig count(d)
  Average(b)..................       588         652         745         744        725
  Ending......................       574         705         752         766        727
Drilling Products and Services
  Revenues....................  $134,275    $208,347    $382,579    $268,286   $244,752
  EBITDA(e)...................    16,639(f)   22,007(g)  109,141(h)   71,109(h)   69,505(i)
Premium Connections and
  Tubulars
  Revenues....................  $133,491    $225,628    $272,283    $216,160   $169,940
  EBITDA(e)...................     7,051      46,184(j)   60,101(k)   51,092(k)   21,070(l)
Marine Products and Services
  Revenues....................  $ 18,604    $ 36,646    $ 44,085    $ 30,898   $ 47,086
  EBITDA(e)...................    (1,692)      1,294(m)    5,263(n)    3,869(n)    3,323
Reed-Hycalog
  Revenues....................  $165,926    $195,842    $244,246    $183,550   $159,409
  EBITDA(e)...................    28,413      35,206      56,392      43,203     38,859

------------

(a) Price per barrel of West Texas Intermediate (WTI) crude oil as of the dates presented above. Source: U.S. Energy Information Administration.

(b)  Average prices and rig counts are for the periods indicated.

(c) Price per MMBtu as of the dates presented above. Source: U.S. Energy Information Administration.

(d) Source: Baker Hughes rig count (International rig count excludes China and the CIS).

(e) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See each of the footnotes below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(f)  Excludes $9.5 million of other charges.

(g)  Excludes $16.6 million of other charges.

(h)  Excludes $24.0 million of other charges.

(i)  Excludes $2.4 million of other charges.

(j)  Excludes $0.7 million of other charges.

(k)  Excludes $0.5 million of other charges.

(l)  Excludes $0.2 million of other charges.

(m)  Excludes $2.5 million of other charges.

(n)  Excludes $2.2 million of other charges.

     In addition, the historical results of operations from each of our business segments have been impacted by internal management initiatives and other changes within Grant Prideco, including our manufacturing and operational reorganization that began at the beginning of 2001. These significant internal changes and initiatives included the following:

     - Introduction of new products and services. In 1999, we introduced our proprietary and patented line of eXtreme(R) drilling products, which were specifically designed for harsh and complex drilling conditions such as extended reach, directional, horizontal, deep gas, offshore and ultra-deepwater drilling, as well as high-temperature, high-pressure and corrosive well conditions. We also have improved upon our other premium drill stem product lines designed for challenging drilling environments. Operators and drilling contractors have embraced these product lines as a way to improve their efficiency and ensure performance when drilling under extreme conditions. Unlike more commodity type drill stem products, demand for and sales of these high-end premium products are less susceptible to declines in rig counts and have permitted us to maintain higher profitability and cash flow levels during the current reduction in drilling activity when compared to prior periods of reduced activity. During the nine months ended September 30, 2002, sales of premium drill stem products represented approximately 45% of our drill stem segment's revenues.

     - Improved pricing discipline. During the decline in market conditions that occurred in 1999 and the first part of 2000, the average prices for our drill stem products eroded, which adversely affected our profitability and cash flow during such periods as well as our ability to regain favorable pricing when market conditions began to improve during 2000 and the first half of 2001. As a result, during the first quarter of 2001, we implemented strict pricing policies for our drill stem products that significantly increased the prices we received for these products, and we have maintained our pricing policies and discipline during the current downturn in market conditions.

     - Capital improvement program. At the beginning of 2001, we implemented a capital improvement plan with the objective of reducing costs and improving operating efficiencies. In connection with this plan, we also reallocated manufacturing facilities to increase our manufacturing absorption rates, increase production volumes, and improve processes to focus on gaining efficiencies. We currently are in the final stages of installing state-of-the-art pipe handling equipment in our Navasota facility and other automated processes throughout our organization. We believe these initiatives will reduce costs and allow us to more efficiently operate during poor market conditions and efficiently ramp-up operations when market conditions improve. In particular, we believe these state-of-the-art improvements have reduced our overall reliance on personnel.

     - Improved manufacturing processes and working capital management strategy. During 2001, we shifted from a manufacturing mentality focused principally upon maximizing plant utilization to a more efficient business practice focused on producing almost solely for order fulfillment while minimizing costs and working capital requirements. As a result of these efforts and initiatives to improve working capital policies, procedures and controls, we increased our total inventory turns from 1.7 turns for the twelve months ended September 30, 1999 to 2.9 turns for the twelve months ended September 30, 2002. Likewise, we decreased average accounts receivable days outstanding from 83 days for the twelve months ended September 30, 1999 to 68 days for the twelve months ended September 30, 2002.

  FUTURE MARKET TRENDS AND EXPECTATIONS

     Looking forward at our expectations for our results of operations during the remainder of 2002 and fiscal 2003, we believe our results of operations will continue to be affected by rig count levels and our customers' perceptions regarding future prices for oil and gas and drilling activity. Based upon our expectations for average North American rig count during the fourth quarter of 2002 of 860, we expect to earn between $0.01 and $0.04 per share (excluding any contributions from Reed-Hycalog or expenses associated with the acquisition). For 2003, we intend to structure our operating costs assuming a gradual rig count recovery in the U.S. averaging in the low-to-mid 900's for the year, an average Canadian rig count of approximately 300 and a flat international rig count outside of Canada. We also are in the process of reviewing certain of our non-core operations within our product lines, in particular within our "other" and marine products and services segments, with the intent of disposing or discontinuing any operations that we do not believe represent strategic fits with our long-term growth strategy.

HISTORICAL RESULTS OF OPERATIONS OF GRANT PRIDECO

  OTHER CHARGES AFFECTING OUR RESULTS OF OPERATIONS

     During each of the fiscal years ended December 31, 2000 and 2001 and the nine months ended September 30, 2001 and 2002, our results of operations were affected by various charges incurred by us, relating to such items as executive severance, write-offs of our investments in India, litigation and contingency accruals, and write-offs of fixed assets, inventory and capitalized manufacturing variances in connection with our operational and manufacturing reorganizations that we implemented at the beginning of 2001. Additional information regarding these charges and how they impacted the results of operations for each of our operating segments is set forth in Note 4 to our audited and unaudited consolidated financial statements contained herein. These charges are summarized in the following chart:

                                                                      NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                         --------------------------   ------------------
                                          1999     2000      2001       2001      2002
                                         ------   -------   -------   --------   -------
                                                         (IN THOUSANDS)
Fixed asset write-downs and
  impairment(a)........................  $   --   $ 3,270   $ 1,475   $ 1,475    $2,580
Severance charges(b)...................      --        --    14,553    14,553     4,465
OCTL write-off(c)......................   9,454        --    17,727    17,727        --
Inventory write-off(d).................      --    10,996     6,474     6,474        --
Write-off of capitalized manufacturing
  variances(e).........................      --    19,218     4,572     4,572        --
Litigation accrual(f)..................      --     2,500        --        --        --
Contingency accrual(g).................      --     4,650        --        --        --
Other accrued liabilities(h)...........      --       709        --        --        --
                                         ------   -------   -------   -------    ------
  TOTAL................................  $9,454   $41,343   $44,801   $44,801    $7,045
                                         ======   =======   =======   =======    ======

------------

(a) The write-down in 2000 relates to fixed assets classified as held for sale. The write-downs in 2001 relate to our decision to discontinue the manufacturing of industrial flanges. The amounts for the write-downs were determined by use of internal appraisals and evaluations to assess the net realizable value upon disposal. The fixed asset write-downs in 2002 relate to idle assets taken out of service pursuant to our ongoing automation and efficiency initiatives and are classified as held for sale.

(b) The severance charge in 2001 relates to executive, manufacturing, and marketing employees terminated in connection with our restructuring plan that began in the first quarter of 2001. The total number of employees severed was 24, and the amount accrued for severance was based upon the positions eliminated and our severance policy. The severance charge in 2002 relates to an executive employee terminated during June 2002.

(c) Charges in 1999 relate to our decision to terminate our manufacturing relationship in India with Oil Country Tubular Limited (OCTL), and a purchase deposit and equipment we will not be able to recover because of this decision. In connection with our operational review conducted in 2001, we reassessed the viability of restructuring our relationship with OCTL in India and determined that a continued relationship was no longer viable. As a result of this determination, we wrote-off the remaining $17.7 million ($11.5 million after-tax) of unpaid receivables and advances owed to us by OCTL.

(d) The inventory write-off in 2000 was also reported as cost of sales and was made pursuant to a review of our planned dispositions of inventory in an effort to reduce inventory levels of older, slow-moving products. The write-off amounts were determined by use of internal appraisals and evaluations to assess the estimated net realizable value upon disposal. The inventory write-off in 2001 was reported as cost of sales and was made pursuant to a review of our planned dispositions of inventory in an effort to reduce inventory levels of older, slow-moving products and also included write-offs pursuant to our decision to discontinue manufacturing of industrial flanges.

(e) Inventory adjustments were made in 2000 pursuant to a review of our capitalized manufacturing variances in excess of standard costs and were recorded as cost of sales. During 2001, certain capitalized manufacturing cost variances were expensed as cost of sales in connection with our operational review and revisions of manufacturing standards and costing.

(f) The litigation accrual was reported as other charges and relates to a judgment in a lawsuit filed against us in May 1997 for patent infringement. See "Legal Proceedings".

(g) The contingent liability accrued was reported as other charges and represents the probable estimated settlement under the terms of a contract relating to purchase commitments.

(h) The other accrued liabilities charge was reported as other charges and represents primarily accruals for product warranties.

  NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001

     CONSOLIDATED RESULTS

     Net income was $13.4 million ($0.12 per share) on revenues of $482.9 million for the nine months ended September 30, 2002, compared to $9.5 million ($0.09 per share) on revenues of $548.5 million for the same period in 2001. For the nine months ended September 30, 2002, earnings include charges totaling $4.9 million ($0.04 per share) related to fixed asset write-downs of $1.8 million and severance costs of $3.1 million. For the nine months ended September 30, 2001, earnings include charges of $29.1 million ($0.26 per share) related to our 2001 restructuring plan to improve profitability and efficiency and include goodwill amortization of $4.7 million ($0.04 per share). We adopted the new goodwill accounting standard, which ceases the amortization of goodwill, as of January 1, 2002.

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                          ---------------------------
                                                            2001               2002
                                                          --------           --------
                                                                (IN THOUSANDS)
Revenues................................................  $548,549           $482,889
Gross profit............................................   119,421(a)         106,180
Selling, general, and administrative....................    53,982             62,597
Operating income........................................    37,910(a)(b)(c)    41,451(d)
Net income..............................................     9,514             13,384
EBITDA, before other charges(e).........................   110,274(f)          71,420(g)

------------

(a) Includes other charges of $11.1 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(b) Includes other charges of $14.5 million related to severance of executive, manufacturing, and marketing employees terminated in connection with our restructuring plan that was implemented in the first quarter of 2001.

(c) Includes other charges of $19.2 million to write-off our assets related to our manufacturing arrangement with OCTL in India of $17.7 million, fixed asset impairment of $1.5 million.

(d) Includes other charges of $7.0 million in the second quarter of 2002 related to fixed asset write-downs of $2.6 million ($2.4 million drilling products and $0.2 million premium connections) and $4.4 million of charges related to Corporate for executive severance costs.

(e) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (f) and (g) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(f) Excludes $44.8 million of other charges discussed in (a), (b), and (c) above.

(g)  Excludes $7.0 million of charges discussed in (d) above.

     SEGMENT RESULTS

     Drilling Products and Services Segment

     The following table sets forth certain data regarding the results of our drilling products and services segment for the nine months ended September 30, 2001 and 2002:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                            -------------------------
                                                              2001             2002
                                                            --------         --------
                                                                 (IN THOUSANDS)
Revenues..................................................  $268,286         $244,752
Gross profit..............................................    62,916(a)        69,028
Selling, general, and administrative......................    14,308           16,329
Operating income..........................................    35,748(a)(b)     57,982(c)
EBITDA, before other charges(d)...........................    71,109(e)        69,505(f)

------------

(a) Includes other charges of $4.7 million related to inventory write-offs and capitalized manufacturing variance write-offs which were classified as cost of sales.

(b) Includes other charges of $19.3 million to write-off our assets related to our manufacturing arrangement with OCTL in India of $17.7 million, fixed asset impairment of $1.5 million, and severance and related expenses of $0.1 million.

(c) Includes other charges of $2.4 million in the second quarter of 2002 related to fixed asset write-downs.

(d) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (e) and (f) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(e)  Excludes $24.0 million of other charges discussed in (a) and (b) above.

(f)  Excludes $2.4 million of other charges discussed in (c) above.

     Revenues. Our drilling products and services revenues decreased $23.5 million for the nine months ended September 30, 2002 as compared to the same period in 2001 due primarily to a 31% decline in the North American rig count, and the resulting overall weak demand for our drill stem products. However, the decrease in demand was partially offset by an increase in average pricing for drill pipe in 2002 due to a sales mix toward international and offshore markets, which tend to purchase our higher-priced, more technologically-advanced products, coupled with an overall price increase implemented in 2001. Additionally, our Chinese joint venture, in which we purchased a controlling interest at the end of the first quarter of 2002, contributed revenues of $27.6 million.

     Gross Profit. Our drilling products and services gross profit increased $6.1 million for the nine months ended September 30, 2002 as compared to the same period in 2001. Excluding other charges of $4.7 million in 2001, gross profit increased $1.4 million in 2002 due primarily to the contribution by our Chinese joint venture and higher average pricing for drill pipe for the nine months ended September 30, 2002 as compared to the same period in 2001.

     Selling, General, and Administrative. Selling, general, and administrative expenses in our drilling products and services segment increased as a percentage of revenues from 5% for the nine months ended

September 30, 2001 to 7% for the same period in 2001. This increase was due primarily to a lower revenue base related to decreased oil and gas drilling activity.

     Operating Income. Our drilling products and services operating income increased $22.2 million for the nine months ended September 30, 2002 as compared to the same period in 2001. Included in operating income for the nine months ended September 30, 2001 are $24.0 million of non-recurring charges and goodwill amortization of $2.4 million. Included in operating income for the nine months ended September 30, 2002 are charges of $2.4 million related to our efficiency and automation initiatives primarily at our operations located in Mexico. Excluding charges and goodwill amortization mentioned above, operating income decreased $1.8 million year over year. This decrease is attributable to a weak demand for our drill stem products, partially offset by an increase in average pricing for drill pipe in 2002, incremental operating income contributed by our Chinese joint venture and increased equity earnings from our investment in Voest-Alpine.

     Premium Connections and Tubular Products Segment

     The following table sets forth certain data regarding the results of our premium connections and tubular products segment for the nine months ended September 30, 2001 and 2002:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                2001          2002
                                                              --------      --------
                                                                  (IN THOUSANDS)
Revenues....................................................  $216,160      $169,940
Gross profit................................................    54,137(a)     24,231
Selling, general, and administrative........................    13,269        12,308
Operating income............................................    40,868(a)     11,703(b)
EBITDA, before other charges(c).............................    51,092(d)     21,070(e)

------------

(a) Includes other charges of $0.5 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(b) Includes other charges of $0.2 million in the second quarter of 2002 related to fixed asset write-downs.

(c) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (d) and (e) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(d)  Excludes $0.5 million of other charges discussed in (a) above.

(e)  Excludes $0.2 million of other charges discussed in (b) above.

     Revenues. Our premium connections and tubular products revenues decreased $46.2 million, or 21%, for the nine months ended September 30, 2002 as compared to the same period in 2001. Revenues in this segment were negatively affected by a 29% decline in the U.S. natural gas rig count when compared to the same period last year. Additionally, OCTG distributors have been purchasing at low levels in light of the weak and uncertain market conditions.

     Gross Profit. Our premium connections and tubular products gross profit decreased $29.9 million, or 55%, for the nine months ended September 30, 2002 as compared to the same period in 2001, which includes $0.5 million of non-recurring charges for the nine months ended September 30, 2001. This decrease reflects the 29% decline in the U.S. gas rig count when compared to the same period last year, unabsorbed manufacturing costs incurred to maintain capacity for an expected industry upturn and unfavorable product mix. We currently are in the process of reviewing the cost structure in our premium connections and tubular products segment with the intent of bringing its cost structure more in line with current industry conditions.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our premium connections and tubular products segment increased as a percentage of revenues from 6% for the nine months ended September 30, 2001 to 7% for the same period in 2002. This increase is primarily due to the lower revenue base related to decreased oil and gas drilling activity.

     Operating Income. Our premium connections and tubular products operating income decreased $29.2 million, or 71%, for the nine months ended September 30, 2002 as compared to the same period in 2001, which includes $0.5 million of non-recurring charges for the nine months ended September 30, 2001. Included in operating income for the nine months ended September 30, 2002 are fixed asset write-downs of $0.2 million related to assets held for sale. This decrease reflects the 29% decline in the U.S. natural gas rig count when compared to the same period in 2001, unabsorbed manufacturing costs incurred to maintain capacity for an expected industry upturn and unfavorable product mix, particularly at TCA(TM) and Texas Arai.

     Marine Products and Services Segment

     The following table sets forth certain data regarding the results of our marine products and services segment for the nine months ended September 30, 2001 and 2002:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                             ------------------------
                                                              2001             2002
                                                             -------          -------
                                                                  (IN THOUSANDS)
Revenues...................................................  $30,898          $47,086
Gross profit...............................................    4,592(a)        11,184
Selling, general, and administrative.......................    5,535           10,861
Operating income (loss)....................................   (1,148)(a)(b)       323
EBITDA, before other charges(c)............................    3,869(d)         3,323

------------

(a) Includes other charges of $2.0 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(b)  Includes other charges of $0.2 million for severance and related expenses.

(c) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnote (d) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(d)  Excludes $2.2 million of other charges discussed in (a) and (b) above.

     Revenues. Our marine products and services revenues increased $16.2 million, or 52%, for the nine months ended September 30, 2002 as compared to the same period in 2001. In the first quarter of 2001, we began to strengthen our XL Systems(TM) products and services sales force, consolidated certain offshore selling activities, and began to build a broader product line. Additionally, in the fourth quarter of 2001, we added a new management team and acquired the Plexus POS-GRIP(TM) wellhead rental product line. These actions, coupled with the acquisition of Rotator in the second quarter of 2002, resulted in increased revenues for this segment despite the 30% decrease in the U.S. offshore rig count.

     Gross Profit. Our marine products and services gross profit increased $6.6 million for the nine months ended September 30, 2002 as compared to the same period in 2001, which includes $2.0 million of non-recurring charges in the first quarter of 2001. This improvement reflects the additional focus initiated in 2001 for this segment, despite the 30% decrease in the U.S. offshore rig count.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our marine products and services segment increased as a percentage of revenues from 18% for the nine months ended September 30, 2001 to 23% for the same period in 2002. This increase was due to increased selling, general, and administrative expenses associated with the Rotator and Plexus acquisitions coupled with costs incurred to develop infrastructure for future growth of this segment.

     Operating Income (Loss). Our marine products and services segment reported an operating loss of $1.1 million for the nine months ended September 30, 2001 as compared to operating income of $0.3 million for the same period in 2002. Included in the results for 2001 is a non-recurring charge of $2.2 million and goodwill amortization of $0.3 million. Excluding charges and goodwill amortization in 2001, operating income for this segment decreased $1.0 million for the nine months ended September 30, 2002 as compared to the same period in 2001 reflecting increased selling, general, and administrative costs partially offset incremental operating income from the acquisitions of Rotator and Plexus.

     Other Operations

     The following table sets forth certain data regarding the results of our other business operations for the nine months ended September 30, 2001 and 2002:

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                               2001            2002
                                                              -------         -------
                                                                  (IN THOUSANDS)
Revenues....................................................  $33,205         $21,111
Gross profit (loss).........................................   (2,224)(a)       1,737
Selling, general, and administrative........................    4,564           2,359
Operating loss..............................................   (7,087)(a)(b)   (3,352)
EBITDA, before other charges(c).............................      131(d)       (2,380)

------------

(a) Includes other charges of $3.9 million related to inventory write-offs and capitalized manufacturing variance write-offs which were classified as cost of sales.

(b)  Includes other charges of $0.1 million for severance and related expenses.

(c) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnote (d) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(d)  Excludes $4.0 million of other charges discussed in (a) and (b) above.

     Revenues. Our other segment's revenues decreased $12.1 million, or 36%, for the nine months ended September 30, 2002 as compared to the same period in 2001. This decrease in revenues is from our industrial drill pipe operations due to decreased activity levels related to depressed fiber optic installation and construction markets.

     Gross Profit (Loss). Our gross profit in our other segment increased $3.9 million, from a gross loss of $2.2 million for the nine months ended September 30, 2001 to gross profit of $1.7 million for the same period in 2002. Excluding the effects of non-recurring charges for the nine months ended September 30, 2001 of $4.0 million, gross profit was relatively flat year over year.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our other segment decreased as a percentage of revenues from 14% for the nine months ended September 30, 2001 to 11% for the same period in 2002. This decrease is primarily due to the closing of our Stephenville, Texas plant in the fourth quarter of 2001.

     Operating Loss. Our other segment's operating loss decreased $3.7 million, from an operating loss of $7.1 million for the nine months ended September 30, 2001 to an operating loss of $3.4 million for the same period in 2002. Excluding the effects of non-recurring charges of $4.0 million and goodwill amortization of $0.2 million for the nine months ended September 30, 2001, operating loss increased $0.4 million. This reflects the decreased activity levels in our industrial product line, partially offset by efficiencies obtained in our organizational restructuring that took place in the first quarter of 2001. Also included in our other segment's operating loss for the nine months ended September 30, 2002 is approximately $2.7 million in research and development costs associated with our two technology joint ventures as compared to $0.2 million for the same period in 2001.

     OTHER ITEMS

     Corporate General and Administrative. Our corporate general and administrative expenses increased as a percentage of revenues from 3% for the nine months ended September 30, 2001 to 4% in the same period in 2002. This percentage increase was due primarily to decreased revenues and higher costs associated with new senior management.

     Interest Expense. Our interest expense decreased $2.7 million for the nine months ended September 30, 2002 when compared to the same period in 2001 due to a decrease in the interest rate related to our existing revolving credit facility, from an average of 7.9% for the nine months ended September 30, 2001 to an average of 4.7% for the same period in 2002, and lower debt balances.

     Tax (Provision) Benefit. Our effective tax rate for the nine months ended September 30, 2002 was 31% as compared to 34% for the nine months ended September 30, 2001. This decrease in the estimated effective tax rate for 2002 is due primarily to the effects of ceasing goodwill amortization effective January 1, 2002.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

     CONSOLIDATED RESULTS

     Net income for the year ended December 31, 2001 was $28.1 million ($0.25 per share), compared to a net loss of $16.5 million ($0.15 per share) for the year ended December 31, 2000. During both 2000 and 2001, our results of operations and earnings were affected by the various other charges discussed earlier. Excluding other charges, net income for the year ended December 31, 2001 was $57.2 million ($0.52 per share), compared to a net loss of $2.1 million ($0.02 per share) during 2000. Revenues of $740.1 million in 2001 increased 48% over the prior year and were 14% above the previous record achieved in 1998. Operating income before other charges of $117.9 million in 2001 increased $100.5 million over the prior year. For 2001, EBITDA before other charges was $154.3 million as compared to $49.2 million in the prior year.

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                       2000            2001
                                                     --------        --------
                                                          (IN THOUSANDS)
Revenues...........................................  $498,481        $740,127
Gross profit.......................................    58,966(a)      169,009(b)
Selling, general, and administrative...............    58,068          70,946
Operating income (loss)............................    (4,736)(a)(c)   73,055(b)(d)(e)
Net income (loss)..................................   (16,485)         28,090
EBITDA, before other charges(f)....................    49,231(g)      154,309(h)

------------

(a) Includes other charges of $11.0 million relating to inventory write-offs and capitalized manufacturing variances, which were classified as cost of sales.

(b) Includes other charges of $11.2 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(c) Includes other charges of $11.1 million related to a write-down of assets of $3.2 million, contingent liability accrual of $4.7 million, litigation accrual of $2.5 million, and other accrued liabilities of $0.7 million.

(d) Includes other charges of $14.1 million related to severance of executive, manufacturing, and marketing employees terminated in connection with our restructuring plan that was implemented in the first quarter of 2001.

(e) Includes other charges of $19.5 million to write-off our assets related to our manufacturing arrangement with OCTL in India of $17.7 million, fixed asset impairment of $1.5 million, and severance and related expenses of $0.3 million.

(f) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (g) and (h) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(g)  Excludes $22.1 million of other charges discussed in (a) and (c) above.

(h) Excludes $44.8 million of other charges discussed in (b), (d), and (e) above.

     SEGMENT RESULTS

     Drilling Products and Services Segment

     The following table sets forth certain data regarding the results of our drilling products and services segment for the years ended December 31, 2000 and 2001:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                               2000            2001
                                                             --------        --------
                                                                  (IN THOUSANDS)
Revenues...................................................  $208,347        $382,579
Gross profit...............................................     9,765(a)       99,236(b)
Selling, general, and administrative.......................    13,949          19,239
Operating income (loss)....................................    (7,203)(a)(c)   69,907(b)(d)
EBITDA, before other charges(e)............................    22,007(f)      109,141(g)

------------

(a) Includes other charges of $8.1 million relating to inventory write-offs, which were classified as cost of sales.

(b) Includes other charges of $4.7 million related to inventory write-offs and capitalized manufacturing variance write-offs which were classified as cost of sales.

(c) Includes other charges of $8.5 million related to a write-down of assets of $3.2 million, contingent liability accrual of $4.7 million, and other accrued liabilities of $0.6 million.

(d) Includes other charges of $19.3 million to write-off our assets related to our manufacturing arrangement with OCTL in India of $17.7 million, fixed asset impairment of $1.5 million, and severance and related expenses of $0.1 million.

(e) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (f) and (g) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(f)  Excludes $16.6 million of other charges discussed in (a) and (c) above.

(g)  Excludes $24.0 million of other charges discussed in (b) and (d) above.

     Revenues. Our drilling products and services revenues for 2001 increased $174.2 million, or 84%, as compared to 2000 due primarily to significant increases in oil and gas drilling activity earlier in the year. Sales of oilfield drill pipe for 2001 were 8.9 million feet compared to 4.8 million feet in 2000. The average North American and international rig counts increased by 19% and 14%, respectively, during 2001 as compared to 2000. Our fourth quarter of 2000 purchase of CMA Canavera S.p.A.
(CMA), an Italian tool joint manufacturer, also contributed incremental revenues in 2001.

     Gross Profit. Our drilling products and services gross profit increased $89.5 million in 2001 as compared to 2000. Excluding the effects of other charges, our drilling products and services segment reported gross profit of $103.9 million in 2001 as compared to $17.9 million in the prior year. This increase was due to increased sales reflecting stronger demand for our drilling products in North America and internationally, increased prices, and reduced average U.S. oilfield drill pipe manufacturing costs due primarily to improved manufacturing efficiencies from higher production levels, process improvements, and lower actual costs, including energy costs. Although we implemented a plan to improve our average pricing of drill stem products in early 2001, our average sales price for drill pipe in 2001 of $30.32 per foot was relatively flat when compared to the prior year due primarily to lower priced prior commitments sold during the first half of 2001.

     Selling, General, and Administrative. Selling, general, and administrative expenses in our drilling products and services segment decreased as a percentage of revenues from 7% in 2000 to 5% in 2001. The decrease was due primarily to a higher revenue base related to increased oil and gas drilling activity, partially offset by increased staffing levels and by our purchase of CMA during the fourth quarter of 2000, which contributed incremental selling, general, and administrative expense in 2001 compared to the prior year.

     Operating Income (Loss). Our drilling products and services segment reported operating income of $69.9 million in 2001 as compared to an operating loss of $7.2 million in 2000. Excluding the effects of other charges, our drilling products and services segment reported operating income of $93.9 million in 2001 compared to $9.4 million in the prior year. This increase reflected the stronger demand for our drilling products in North America and internationally, coupled with reduced average U.S. oilfield drill pipe manufacturing costs resulting from improved manufacturing efficiencies due to higher production levels, process improvements, and lower actual cost, including energy costs. Our purchase of CMA during the fourth quarter of 2000 also contributed incremental operating income in 2001. Equity earnings related to our investment in Voest-Alpine for 2001 of $9.4 million increased over 100% when compared to the prior year.

     Premium Connections and Tubular Products Segment

     The following table sets forth certain data regarding the results of our premium connections and tubular products segment for the years ended December 31, 2000 and 2001:

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                               2000          2001
                                                             ---------     ---------
                                                                 (IN THOUSANDS)
Revenues...................................................  $225,628      $272,283
Gross profit...............................................    48,251(a)     63,658(b)
Selling, general, and administrative.......................    14,457        17,254
Operating income...........................................    33,679(a)     46,404(b)
EBITDA, before other charges(c)............................    46,184(d)     60,101(e)

------------

(a) Includes other charges of $0.7 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(b) Includes other charges of $0.5 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(c) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (d) and (e) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(d)  Excludes $0.7 million of other charges discussed in (a) above.

(e)  Excludes $0.5 million of other charges discussed in (b) above.

     Revenues. Our premium connections and tubular products revenues increased $46.7 million, or 21%, in 2001 as compared to 2000. This growth in revenues reflects the increased demand for our premium connections, tubing, and casing products due to the significant increase in gas drilling and completion activity. The average U.S. natural gas rig count increased 30% in 2001 as compared to 2000. Combined sales of our TCA(TM) critical-service casing, Tube-Alloy(TM) premium accessories, and Atlas Bradford(R) premium threading and tubing product lines in 2001 were 23% higher than in 2000 and collectively comprised 81% of total revenue for this segment. Our Texas Arai coupling product lines' revenues in 2001 were 11% higher than 2000 and reflected price increases implemented in the first quarter of 2001.

     Gross Profit. Our premium connections and tubular products gross profit increased $15.4 million, or 32%, in 2001 as compared to 2000. This increase reflected growth in demand for our premium connections, tubing, and casing products that resulted in increased utilization of our manufacturing facilities and higher fixed cost absorption during 2001, coupled with price increases that we initiated during the first part of 2001. Combined gross profit of our TCA(TM) critical-service casing, Tube-Alloy(TM) premium accessories, and Atlas Bradford(R) premium threading and tubing product lines in 2001 were 27% higher than in 2000 and collectively comprised 87% of the gross profit for this segment. Gross profit for 2001 benefited from a favorable product mix, which included sales of Tube-Alloy's(TM) higher-margin, vacuum-insulated tubing product line. Texas Arai, our coupling product line, had a $3.8 million increase in gross profit when compared to last year due to price increases implemented in the first quarter of 2001. Partially offsetting these improvements was a decline in average margins for our casing sales due to higher commodity sales and lower processing associated with declining distributor purchases during the second half of 2001.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our premium connections and tubular products segment remained flat at 6% of revenues for 2000 and 2001.

     Operating Income. Our premium connections and tubular products operating income increased $12.7 million, or 38%, in 2001 as compared to 2000. This increase reflected the strong demand for our premium connections, tubing, and casing products, driven by increased gas drilling and completion activity earlier in the year. Combined operating income of our TCA(TM) critical-service casing, Tube-Alloy(TM) premium accessories and Atlas Bradford(R) premium threading and tubing product lines for 2001 were 27% higher than in 2000 and collectively comprised 90% of the operating income for this segment. Operating income for 2001 benefited from a favorable product mix, which included sales of Tube-Alloy's(TM) higher-margin vacuum-insulated tubing product line. Texas Arai had an increase in operating income in 2001 of $3.7 million when compared to 2000 due to price increases implemented in the first quarter of 2001. Partially offsetting these improvements was a decline in average margins for our casing sales due to higher commodity sales and lower processing associated with declining distributor purchases in the second half of 2001.

     Marine Products and Services Segment

     The following table sets forth certain data regarding the results of our marine products and services segment for the years ended December 31, 2000 and 2001:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           2000           2001
                                                         --------       --------
                                                             (IN THOUSANDS)
Revenues...............................................  $36,646        $44,085
Gross profit...........................................    2,666          7,047(a)
Selling, general, and administrative...................    5,324          7,472
Operating loss.........................................   (5,158)(b)       (630)(a)(c)
EBITDA, before other charges(d)........................    1,294(e)       5,263(f)

------------

(a) Includes other charges of $2.0 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(b)  Includes other charges of $2.5 million related to a litigation accrual.

(c)  Includes other charges of $0.2 million for severance and related expenses.

(d) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (e) and (f) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(e)  Excludes $2.5 million of other charges discussed in (b) above.

(f)  Excludes $2.2 million of other charges discussed in (a) and (c) above.

     Revenues. Our marine products and services revenues increased $7.4 million, or 20%, in 2001 as compared to 2000. In the first quarter of 2001 we began to strengthen our marine products and services sales force, consolidated certain offshore selling activities, and began to build a broader product line. These actions coupled with an increase in deepwater projects during 2001 resulted in increased revenues for this segment.

     Gross Profit. Our marine products and services gross profit increased $4.4 million in 2001 as compared to 2000. Excluding the effects of other charges in 2001, our marine products and services segment reported gross profit of $9.0 million. This improvement reflects the additional focus initiated in 2001 for this segment coupled with the increase in drilling and completion activity for offshore natural gas wells.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our marine products and services segment increased as a percentage of revenues from 15% in 2000 to 17% in 2001. The increase was due to increased costs associated with the strengthening of our management and sales force to improve market penetration and profitability and due to costs related to the start-up of a separate marine products and services segment in the fourth quarter of 2001.

     Operating Loss. Our marine products and services operating loss decreased $4.5 million in 2001, from an operating loss of $5.1 million in 2000 to an operating loss of $0.6 million in 2001. Excluding the effects of other charges, our marine products and services segment reported operating income of $1.5 million in 2001 as compared to an operating loss of $2.7 million in the prior year. This increase reflects the increased focus initiated in 2001 for this segment coupled with the increase in drilling and completion activity for deepwater wells.

     Other Segment

     The following table sets forth certain data regarding the results of our other segment for the years ended December 31, 2000 and 2001:

                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                              2000           2001
                                                            --------       --------
                                                                (IN THOUSANDS)
Revenues..................................................  $27,860        $41,180
Gross loss................................................   (1,716)(a)       (932)(b)
Selling, general, and administrative......................    3,029          5,579
Operating loss............................................   (4,745)(a)     (7,059)(b)
EBITDA, before other charges(c)...........................      624(d)         740(e)

------------

(a) Includes other charges of $2.3 million related to inventory write-offs and capitalized manufacturing variance write-offs which were classified as cost of sales.

(b) Includes other charges of $4.0 million related to inventory write-offs and capitalized manufacturing variance write-offs which were classified as cost of sales.

(c) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (d) and (e) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(d)  Excludes $2.3 million of other charges discussed in (a) above.

(e)  Excludes $4.0 million of other charges discussed in (b) above.

     Revenues. Our other segment's revenues increased $13.3 million, or 48%, in 2001 compared to 2000 due to the purchases of Star Iron Works, Inc. (Star), and Seam-Mac Tube, Ltd. (Seam-Mac) in the fourth quarter of 2000, which contributed approximately $22.0 million of incremental revenues in 2001. This increase was partially offset by a decrease in revenues from our historical industrial drill pipe operations due to decreased activity levels related to declining fiber optic installation and construction markets.

     Gross Loss. Our gross loss in our other segment decreased $0.8 million in 2001 as compared to 2000, from a gross loss of $1.7 million in 2000 to a gross loss of $0.9 million in 2001. Excluding the effects of other charges, gross profit for this segment was $3.0 million for 2001 as compared to $0.6 million in the prior year. This increase primarily reflects the purchases of Star and Seam-Mac in the fourth quarter of 2000, which contributed approximately $3.6 million of incremental gross profit in 2001.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our other segment increased as a percentage of revenues from 11% in 2000 to 14% in 2001. The increase was due primarily to increased marketing efforts in 2001 for our industrial product lines partially offset by cost reduction efforts implemented in February 2001.

     Operating Loss. Our other segment's operating loss increased $2.3 million in 2001, from an operating loss of $4.7 million in 2000 to an operating loss of $7.0 million in 2001. Excluding the effects of other charges, our other segment reported an operating loss of $3.1 million in 2001 as compared to $2.5 million in the prior year. This operating loss reflects the decreased activity levels with our industrial product line coupled with inefficiencies associated with the winding down of our operations at our Stephenville, Texas facility. Also included in our other segment's operating loss in 2001 is approximately $0.5 million of costs associated with several new technologies under development.

     OTHER ITEMS

     Corporate General and Administrative. Our corporate general and administrative expenses decreased as a percentage of revenues from 4% in 2000 to 3% in 2001. The decrease was due primarily to a higher revenue base related to increased oil and gas drilling activity.

     Interest Expense. Our interest expense increased $10.1 million in 2001 due to higher levels of borrowings as compared to 2000. In December 2000 we issued $200 million 9 5/8% Senior Notes Due 2007, of which a portion of the proceeds were used to pay off our $100 million subordinated note to Weatherford.

     Tax (Provision) Benefit. Our effective tax rate in 2001 was 35% as compared to 34% in 2000.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

     CONSOLIDATED RESULTS

     Net loss for the year ended December 31, 2000 was $16.5 million ($0.15 per share) as compared to $33.5 million ($0.33 per share) for the year ended December 31, 1999. During both 1999 and 2000, our results of operations and earnings were affected by the various other charges discussed earlier. Excluding these other charges, net loss for the year ended December 31, 2000 was $2.1 million ($0.02 per share), compared to a net loss of $27.4 million ($0.27 per share) in the prior year. Revenues of $498.5 million in 2000 increased 74% over the prior year. Operating income before other charges of $17.4 million in 2000 increased $40.9 million over the prior year. For 2000, EBITDA before other charges was $49.2 million as compared to $7.0 million in the prior year.

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                         1999           2000
                                                       --------       --------
                                                           (IN THOUSANDS)
Revenues.............................................  $286,370       $498,481
Gross profit.........................................    24,101         58,966(a)
Selling, general, and administrative.................    47,242         58,068
Operating loss.......................................   (33,014)(b)     (4,736)(a)(c)
Net loss.............................................   (33,511)       (16,485)
EBITDA, before other charges(d)......................     6,954(e)      49,231(f)

------------

(a) Includes other charges of $11.0 million relating to inventory write-offs and capitalized manufacturing variances, which were classified as cost of sales.

(b) Includes other charges of $9.5 million, $6.1 million net of tax, relating to the decision to terminate our manufacturing arrangement in India, of which $7.8 million involved a purchase deposit that we will not be able to use and $1.7 million in equipment in India that we do not believe we will be able to recover.

(c) Includes other charges of $11.1 million related to a write-down of assets of $3.2 million, contingent liability accrual of $4.7 million, litigation accrual of $2.5 million, and other accrued liabilities of $0.7 million.

(d) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (e) and (f) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(e)  Excludes $9.5 million of other charges discussed in (b) above.

(f)  Excludes $22.1 million of other charges discussed in (a) and (c) above.

     Drilling Products and Services Segment

     The following table sets forth certain data for our drilling products and services segment for the years ended December 31, 1999 and 2000:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                          1999           2000
                                                        --------       --------
                                                            (IN THOUSANDS)
Revenues..............................................  $134,275       $208,347
Gross profit..........................................    15,799          9,765(a)
Selling, general, and administrative..................    13,860         13,949
Operating loss........................................    (7,934)(b)     (7,203)(a)(c)
EBITDA, before other charges(d).......................    16,639(e)      22,007(f)

------------

(a) Includes other charges of $8.1 million relating to inventory write-offs, which were classified as cost of sales.
(b) Includes other charges of $9.5 million, $6.1 million net of tax, relating to the decision to terminate our manufacturing arrangement in India, of which $7.8 million involved a purchase deposit that we will not be able to use and $1.7 million in equipment in India that we do not believe we will be able to recover.

(c) Includes other charges of $8.5 million related to a write-down of assets of $3.2 million, contingent liability accrual of $4.7 million, and other accrued liabilities of $0.6 million.

(d) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnotes (e) and (f) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(e)  Excludes $9.5 million of other charges discussed in (b) above.

(f)  Excludes $16.6 million of other charges discussed in (a) and (c) above.

     Revenues. Our drilling products and services revenues for 2000 increased $74.1 million, or 55%, as compared to 1999 due primarily to significant increases in oil and gas drilling and completion activity coupled with an increase in average pricing received during 2000 as compared to 1999. Sales of drill stem products for 2000 were 4.8 million feet compared to 2.6 million feet in 1999. The average North American and international rig counts increased by 48% and 11%, respectively, during 2000 as compared to 1999.

     Gross Profit. Our drilling products and services gross profit decreased $6.0 million, or 38%, in 2000 as compared to 1999. The decrease was primarily due to the $8.1 million in other charges taken by us in 2000 relating to inventory write-offs. Excluding the effects of the other charges, our drilling products and services segment reported gross profit of $17.9 million in 2000 as compared to $15.8 million in the prior year. Our 2000 results benefited from increased sales as well as reduced raw material costs as a result of our investment in Voest-Alpine. Results for 1999 benefited from favorable manufacturing absorption related to significant production of inventory and product for our prior parent company coupled with reduced staffing levels. During 2000, we significantly increased our staffing levels to meet our customers' growing demand for our products.

     Selling, General, and Administrative. Our selling, general, and administrative expenses in our drilling products and services segment decreased as a percentage of revenues from 10% in 1999 to 7% in 2000. The decrease was due primarily to a higher revenue base related to increased oil and gas drilling activity. The decrease was partially offset by increased staffing levels.

     Operating Loss. Our drilling products and services segment reported an operating loss of $7.2 million in 2000 as compared to an operating loss of $7.9 million in 1999. Excluding the effects of other charges, our drilling products and services segment reported operating income of $9.4 million in 2000 as compared to $1.5 million in the prior year. This increase primarily reflects the strengthening demand for our products as oil and gas production activity recovered from the low levels in 1999, reduced raw material costs, and increased equity earnings related to our investment in Voest-Alpine. The contribution from our interest in the equity earnings of Voest-Alpine was $4.6 million in 2000 compared to a loss of $0.4 million in 1999.

     Premium Connections and Tubular Products Segment

     The following table sets forth certain data regarding the results of our premium connections and tubular products segment for the years ended December 31, 1999 and 2000:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1999         2000
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Revenues....................................................   $133,491     $225,628
Gross profit................................................      8,532       48,251(a)
Selling, general and administrative.........................     13,099       14,457
Operating income (loss).....................................     (4,567)      33,679(a)
EBITDA, before other charges(b).............................      7,051       46,184(c)

------------

(a) Includes other charges of $0.7 million related to inventory write-offs and capitalized manufacturing variance write-offs, which were classified as cost of sales.

(b) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnote (c) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(c)  Excludes $0.7 million of other charges discussed in (a) above.

     Revenues. Our premium connections and tubular products revenues in 2000 increased $92.1 million, or 69%, in 2000 compared to 1999 due primarily to strong U.S. drilling and completion activity, in particular for natural gas. The average North American and international rig counts increased by 48% and 11%, respectively, during 2000 as compared to 1999. Sales of our TCA(TM) high collapse casing and Atlas Bradford(R) premium threading were the largest contributors in this segment with $80.7 million and $65.1 million in revenues, respectively. Sales of our premium tubulars, couplings, and accessories also provided strong contributions in 2000.

     Gross Profit. Our premium connections and tubular products gross profit increased $39.7 million in 2000 as compared to 1999. Our TCA(TM) high collapse casing and Atlas Bradford(R) premium threading were the largest contributors with $17.8 million and $16.0 million in gross profit, respectively, during the year. Our production volume also increased, which provided increased utilization of manufacturing facilities and higher fixed cost absorption.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our premium connections and tubular products segment decreased as a percentage of revenues from 10% in 1999 to 6% in 2000. The decrease was due primarily to cost reduction efforts implemented in 1999 coupled with a higher revenue base in 2000.

     Operating Income (Loss). Our premium connections and tubular products reported operating income in 2000 of $33.7 million as compared to an operating loss of $4.6 million in 1999. Excluding the effect of other charges in 2000, operating income was $34.4 million. The significant improvement in operating income primarily reflected the increase in demand for our premium connections and tubular products driven by the increased oil and gas drilling and completion activity.

     Marine Products and Services Segment

     The following table sets forth certain data regarding the results of our marine products and services segment for the years ended December 31, 1999 and 2000:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
                                                               (IN THOUSANDS)
Revenues....................................................  $18,604   $36,646
Gross profit (loss).........................................     (230)    2,666
Selling, general, and administrative........................    4,145     5,324
Operating loss..............................................   (4,375)   (5,158)(a)
EBITDA, before other charges(b).............................   (1,692)    1,294(c)

------------

(a)  Includes other charges of $2.5 million related to a litigation accrual.

(b) We calculate EBITDA by taking operating income (loss) and adding back depreciation and amortization, excluding the impact of other charges. See footnote (c) below. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income, and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(c)  Excludes $2.5 million of other charges discussed in (a) above.

     Revenues. Our marine products and services revenues increased $18.0 million in 2000 as compared to 1999 due primarily to strong U.S. drilling and completion activity in 2000, in particular deepwater natural gas wells. The average U.S. offshore rig count increased 46% during 2000 as compared to 1999.

     Gross Profit (Loss). Our marine products and services gross profit increased $2.9 million in 2000 as compared to 1999 due primarily to strong U.S. drilling and completion activity in 2000, in particular deepwater natural gas wells.

     Selling, General, and Administrative. Our selling, general, and administrative expenses for our marine products and services segment decreased as a percentage of revenues from 22% in 1999 to 15% in 2000. The decrease was primarily due to a higher revenue base related to the increased oil and gas drilling activity.

     Operating Loss. Our marine products and services operating loss increased $0.8 million in 2000, from an operating loss of $4.4 million in 1999 to an operating loss of $5.2 million in 2000. Excluding the effects of other charges in 2000, our marine products and services segment's operating loss decreased $1.7 million. This decrease is primarily attributable to stronger U.S. drilling and completion activity in 2000, in particular natural gas wells.

     Other Segment

     We did not begin operating our industrial product line included in our other segment until 2000; therefore, no financial data was reported for this segment in 1999.

     OTHER ITEMS

     Corporate General and Administrative. Our corporate general and administrative expenses increased $5.2 million in 2000 as compared to 1999. The increase was primarily due to overhead costs for additional financial, accounting, legal, marketing, and other administrative expenses required by us as a separate public entity following our spinoff from Weatherford in April 2000.

     Interest Expense. Our interest expense increased $5.7 million in 2000 due to higher levels of borrowings as compared to 1999. Increased borrowings included the revolving credit facility agreement, which we entered into in April 2000 coupled with the $200 million 9 5/8% Senior Notes Due 2007 which were issued in December 2000.

     Tax (Provision) Benefit. Our effective tax rate in 2000 was 34%, as compared to 25% for 1999. The higher effective tax rate for 2000 reflects the unfavorable impact of certain non-deductible expenses.

RESULTS OF OPERATIONS OF REED-HYCALOG

     The following chart sets forth summary information relating to Reed-Hycalog's results of operations during each of the years ended December 31, 1999, 2000 and 2001 and the nine months ended September 30, 2001 and 2002.

                                                                           NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                         ------------------------------   -------------------
                                           1999       2000       2001       2001       2002
                                         --------   --------   --------   --------   --------
                                                            (IN THOUSANDS)
Revenues...............................  $165,926   $195,842   $244,246   $183,550   $159,409
Gross profit...........................    97,771    111,068    138,365    104,532     98,900
Selling, general and administrative
  expense..............................    65,242     71,609     76,131     57,189     55,279
Depreciation and amortization..........     8,501      7,767      7,871      6,299      5,900
Research and engineering...............    12,617     12,020     13,713     10,439     10,662
Operating income.......................    19,912     27,439     48,521     36,904     32,959
EBITDA(a)..............................    28,413     35,206     56,392     43,203     38,859
Capital expenditures...................     4,612      6,404      8,421      6,862      8,219(b)

---------------

(a) We calculate EBITDA by taking operating income and adding back depreciation and amortization. Calculations of EBITDA should not be viewed as a substitute to calculations under GAAP, in particular operating income and net income. In addition, EBITDA calculations by one company may not be comparable to another company.

(b) Capital expenditures for the nine months ended September 30, 2002 and the twelve months ended September 30, 2002 include approximately $2.6 million relating to the implementation of management information software and approximately $1.3 million related to the purchase of a synthetic diamond press.

     Reed-Hycalog's revenues and gross profit historically have generally tracked changes in the worldwide rig count. During the years ended December 31, 2000 and 2001, revenues incurred in response to increased drilling activity and higher worldwide average rig counts. Likewise, revenues for the nine months ended September 30, 2002 declined compared to the corresponding period in 2001 as a result of declines in rig counts and drilling activity, primarily in North America. We believe revenues will continue to follow rig count changes following our acquisition of Reed-Hycalog.

     During the years ended December 31, 1999, 2000 and 2001 and the nine months ended September 30, 2001 and 2002, selling, general and administrative expenses represented 39%, 37%, 31%, 31% and 35% of Reed-Hycalog's total revenues, respectively. In general, selling, general and administrative expenses have tracked changes in total revenues, but represent a greater percentage of revenues during weak market conditions and a lower percentage during stronger market conditions.

     Research and engineering expenses have remained stable during the three year period ended December 31, 2001 and the nine months ended September 30, 2002. In general, these costs are less affected by rig count changes as Reed-Hycalog has not reduced efforts to develop and introduce new technologies during periods of weak demand.

     Overall, Reed-Hycalog's capital expenditure levels have remained relatively stable, with some increase during the nine months ended September 30, 2002 relating primarily to expenditures for a new management information software system and a synthetic diamond press.

LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity depends upon our cash flow from operations and the level of availability under our existing revolving credit facility and our ability to raise capital from third-parties. During the third quarter of 2001, and in anticipation of a declining market during the remainder of 2001 and part of 2002, we instituted a working capital management program focused on reducing our borrowings under our existing revolving credit facility and increasing our borrowing capacity under this facility. As a result of our efforts, we believe we have significantly improved our liquidity position and that we are well positioned to not only take full advantage of the expected upturn in the market for our products and services, but to maintain our businesses and take advantage of opportunities even in the event of any delay in the expected recovery in our markets.

     At September 30, 2002, we had cash and cash equivalents of $16.1 million, working capital of $217.6 million and unused borrowing capacity of $131.1 million under our existing revolving credit facility, as compared to cash and cash equivalents of $10.4 million, working capital of $206.2 million and unused borrowing capacity under our existing revolving credit facility of $65.9 million at December 31, 2001. The increase in working capital is primarily due to the decrease in our existing revolving credit facility balance of approximately $54.3 million offset by a decrease in accounts receivable and inventory of $42.8 million in light of market conditions and increased accrued liabilities of $21.7 million primarily associated with our acquisitions of a controlling interest in our Chinese joint venture, Jiangsu Shuguang Grant Prideco Tubular Limited (JSG), in March 2002 and Scana Rotator AS (Rotator) in May 2002.

     The following table summarizes our cash flows provided (used) by operating activities, net cash used by investing activities and net cash provided (used) by financing activities for the periods presented:

                                                                    NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                  ------------------------------   -------------------
                                    1999       2000       2001       2001       2002
                                  --------   --------   --------   --------   --------
                                                     (IN THOUSANDS)
Net cash provided (used) by
  operating activities..........  $ 65,240   $(32,615)  $ 40,490   $  8,932   $107,912
Net cash used by investing
  activities....................   (34,118)   (86,769)   (42,134)   (27,329)   (40,415)
Net cash (used) provided by
  financing activities..........   (30,988)   121,495      3,713     24,986    (61,798)

  OPERATING ACTIVITIES

     Net cash flow provided by operating activities increased by $99.0 million for the nine months ended September 30, 2002 as compared to the same period in 2001. Changes in working capital items, which primarily includes accounts receivable, inventories and accounts payable generated $46.7 million of cash for the nine months ended September 30, 2002 as compared to using $69.0 million of cash for the same period in 2001. In addition, the distributions received from our equity investment in Voest-Alpine increased from $11.5 million for the nine months ended September 30, 2001 to $16.1 million for the same period in 2002. These increases were partially offset by a decrease in net income, excluding non-cash charges of $23.8 million.

     Our net cash flow provided by operating activities increased by $73.1 million in 2001 as compared to 2000. The improvement in 2001 was generated by an increase in our net income as adjusted for other charges, depreciation, and deferred income taxes of $73.4 million, coupled with increased cash flow of $8.0 million attributable to dividends from our equity investment in Voest-Alpine, partially offset by a net incremental use of cash of $8.2 million related primarily to an increase in working capital associated with an approximately $240 million increase in total revenue in 2001 over 2000. To address the slow-down in our primary markets, during the second half of 2001 we implemented a working capital management program, which focuses on minimizing the cash conversion cycle related to inventory, accounts receivable, and accounts payable. Net cash flow provided by operating activities decreased by $97.9 million in 2000 as compared to 1999 due to increased working capital requirements to support the significant increase in demand for our products.

  INVESTING ACTIVITIES

     Net cash used by investing activities increased by $13.1 million for the nine months ended September 30, 2002 as compared to the same period in 2001 due primarily to an $8.1 million increase in capital expenditures for property, plant and equipment coupled with a $5.0 million increase in net cash paid for acquisitions and investments during the nine months ended September 30, 2002.

     On March 26, 2002, we acquired an additional 48.5% interest in JSG, a Chinese entity engaged in the manufacture and sale of drill pipe to the Chinese and related markets, thereby giving us a 70% controlling interest in JSG. We paid approximately $0.5 million in cash and issued 1.3 million shares of Grant Prideco common stock for the additional interest. Goodwill recognized in the step acquisition of JSG was approximately $11.3 million. Subsequent to acquiring a controlling interest, our consolidated financial statements include the accounts of JSG.

     Our net cash used by investing activities decreased by $44.6 million in 2001 as compared to 2000 due primarily to decreased business acquisitions activity, partially offset by increased capital expenditures for property, plant, and equipment. In the fourth quarter of 2000, we consummated four acquisitions for approximately $66.0 million in cash. Net cash used by investing activities increased by $52.7 million in 2000 as compared to 1999 due primarily to increased business acquisitions activity in 2000.

  FINANCING ACTIVITIES

     Net cash used by financing activities was $61.8 million for the nine months ended September 30, 2002 as compared to net cash provided by financing activities of $25.0 million for the same period in 2001. The decrease is due primarily to repayments of borrowings on our existing revolving credit facility.

     Our net cash provided by financing activities decreased by $117.8 million in 2001 as compared to 2000. In 2001, we had net borrowings related to our existing revolving credit facility of $22.0 million as compared to $30.8 million in 2000. In 2000, we received net proceeds of $193.3 million from the issuance of $200 million 9 5/8% Senior Notes Due 2007, offset partially by debt repayments of $120.3 million. In 2001, there were no issuances of long-term debt and debt principal repayments totaled $17.3 million.

  CAPITAL EXPENDITURES

     Our capital expenditures for property, plant and equipment totaled $26.3 million and $34.5 million for the nine months ended September 30, 2001 and 2002, respectively. We currently expect to expend approximately $45 million to $55 million (including expenditures relating to Reed-Hycalog) for capital expenditures for property, plant and equipment during the remainder of 2002 and in 2003. This includes capital expenditures related to our capital improvement program to reduce production costs and improve efficiencies and the existing equipment base. However, we are reviewing our current capital expenditures budget in light of current market conditions with the possibility of delaying certain non-critical expenditures.

  NEW SENIOR CREDIT FACILITY AND OTHER LONG-TERM DEBT

     Following consummation of our senior notes issuance and closing of the Reed-Hycalog acquisition, our outstanding debt balances will primarily be comprised of: (1) borrowings under our new senior credit facility that we will enter into contemporaneously with the closing of the Reed-Hycalog acquisition, which will replace our existing revolving credit facility, (2) issuance of senior notes, and (3) our existing Senior Notes (described below). We estimate our required principal and interest payments for our outstanding debt to be approximately $56 million for 2003.

  New Senior Credit Facility

     We anticipate that our new senior credit facility, which will replace our existing revolving credit facility, will have terms substantially similar to those described below. However, the final terms may differ from the following description.

     We anticipate entering into a new four year $240 million senior secured credit facility with a syndicate of U.S. and foreign banks. The senior credit facility will be comprised of a $50 million term loan consisting of a $47 million U.S. term loan and a $3 million Canadian term loan, and a $190 million revolving credit facility consisting of a $183 million U.S. revolving facility and a $7 million Canadian revolving facility.

     The initial borrowers under the U.S. credit facilities will be Grant Prideco, L.P., XL Systems, L.P., Texas Arai, Inc., Tube-Alloy Corporation, Star Operating Company and the newly formed Reed-Hycalog Operating, L.P. ("U.S. Borrowers"). The U.S. credit facilities will be guaranteed by Grant Prideco, Inc. and all domestic subsidiaries (including each U.S. borrower) and will be secured by substantially all of our U.S. assets, including U.S. inventories, equipment, receivables, owned real property and stock of certain foreign subsidiaries. The initial borrower under the Canadian credit facilities will be Grant Prideco Canada, Ltd. ("Canadian Borrower"). The Canadian credit facilities will be guaranteed by Grant Prideco, Inc. and all U.S. subsidiaries and will be secured by substantially all of our U.S. assets and certain of our Canadian inventories, equipment, receivables, owned real property and 65% of the stock of certain foreign subsidiaries.

     Borrowings under the revolving credit facility will be based on the collateral value of the inventories and receivables securing the credit facility, which is estimated to be $145 million as of September 30,

2002, after giving effect to the Reed-Hycalog acquisition. Borrowings under the term loans will be based on the lender's determination of the original value of certain property, plant and equipment, which is currently estimated to be $50 million in the aggregate, securing the credit facility. Amounts outstanding under the credit facilities accrue interest at a variable rate based on either the U.S. prime rate (plus 0.75% to 2.00% depending on our leverage ratio and the type of loan, whether revolving or term) or LIBOR (plus 1.75% to 3.00% depending on our leverage ratio and the type of loan, whether revolving or term) for the U.S. denominated advances or a variable rate based on the Canadian prime rate (plus 0.75% to 2.00% depending on our leverage ratio and the type of loan, whether revolving or term) for Canadian denominated advances. Interest on outstanding borrowings is payable monthly or, with respect to LIBOR borrowings, either quarterly or at the end of the applicable LIBOR period. The U.S. revolving credit facility will also provide us with availability for stand-by letters of credit. We will be required to comply with various affirmative and negative covenants which will limit our ability to incur new debt, make certain investments and acquisitions, sell assets, grant liens, and other related items. We will also be subject to financial covenants which, under certain circumstances, will require us to maintain a certain minimum fixed charge coverage ratio and will require us to limit our capital expenditures.

  9 5/8% Senior Notes Due 2007

     On December 5, 2000, we issued $200 million principal amount of 9 5/8% Senior Notes Due 2007 (existing Senior Notes). The existing Senior Notes were issued at a discount to yield an effective interest rate of 9 3/4%. Net proceeds from the issuance of $193.3 million were utilized to repay a $100 million subordinated note to Weatherford International, Inc. and to repay outstanding borrowings under our existing revolving credit facility of approximately $80.3 million. Interest is payable June 1 and December 1 of each year. We may redeem all or part of the existing Senior Notes at any time at a price of 100% of their principal amount plus an applicable premium and accrued and unpaid interest to the redemption date. The existing Senior Notes are guaranteed by all of our domestic subsidiaries. The indenture governing the existing Senior Notes contains various covenants customary in such instruments, including restrictions to incur new debt, pay dividends, sell assets, grant liens, and other related items. As of September 30, 2002, and as of the date of this Form 8-K, we were in compliance with the various covenants under the existing Senior Notes indenture.

     In the event there is a payment default under our credit facility, the existing Senior Notes and these notes could come due.

  PURCHASE COMMITMENTS

     As part of our arrangement to invest in Voest-Alpine, we entered into a four-year supply contract with Voest-Alpine. Under this agreement, we agreed to purchase a minimum of 60,000 metric tons of seamless "green" drill pipe per year through September 2003 at a benchmark third-party price. The volume requirements represent approximately 50% of our normal worldwide requirements for this type of tubular for drill pipe and could be resold by us in the international markets. Because this agreement requires us to purchase tubulars regardless of our needs, some purchases under this agreement could be made for inventory during periods of low demand. These types of purchases would require us to use our working capital and expose us to risks of excess inventory during those periods. Although these purchases could require us to expend a material amount of money, we expect that we will be able to use or sell all of the tubular products we are required to purchase from Voest-Alpine. We are in the process of extending the term of this contract, which we would expect to have similar terms and conditions as our existing contractual arrangement.

LIQUIDITY OUTLOOK

     Assuming we close the Reed-Hycalog acquisition at the end of 2002, we estimate our required principal and interest payments for our outstanding debt to be approximately $10.6 million for the remainder of 2002 and approximately $56 for 2003 and that capital expenditures for the remainder of 2002 and for 2003 to be approximately $45 million and $55 million. Of these capital expenditures, we estimate that approximately $15 million will relate to completion of our capital improvement program we began in 2001. We currently expect to satisfy all required capital expenditures and debt service requirements during the remainder of 2002 and 2003 from operating cash flows, existing cash balances and our new senior credit facility. As of November 12, 2002, we had outstanding borrowings and letters of credit totaling $10.3 million under our existing revolving credit facility.

     Based on our current projected capital expenditures and required principal and interest payments, our operating cash flows, existing cash balances, and estimated availability under the new senior credit facility, we believe we can satisfy all of our expected commitments during the next twelve months and will have sufficient liquidity in the event of a prolonged market downturn to not only maintain our existing operations but to take advantage of strategic opportunities that may present themselves during any such period. Acquisitions and expansions will be financed from cash flow from operations, borrowings under our new senior credit facility, or through a combination of the issuance of additional equity and debt financing, as appropriate. Any future financing will be arranged to meet our requirements, with the timing, amount, and form of issue dependent on the prevailing market and general economic conditions.

OFF-BALANCE SHEET FINANCING

     As of September 30, 2002 we own interests in three companies that are not consolidated in our financial statements, including Voest-Alpine. Such investments are accounted for under the equity method of accounting. See Note 6 to our audited consolidated financial statements for financial data, including total assets and liabilities for Voest-Alpine. The two other joint ventures relate to technologies we are currently developing. These companies do not have any debt, other than trade payables relating primarily to research and development expenses.

     We do not have any off-balance sheet hedging, financing arrangements, contracts, or operations that rely upon credit or similar ratings.

RECENT ACCOUNTING PRONOUNCEMENTS

     For recent accounting pronouncements, see Notes 7, 8 and 11 to our unaudited consolidated financial statements included elsewhere in this offering memorandum.

  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

FINANCIAL INSTRUMENTS

     We are currently exposed to certain market risks arising from transactions that we enter into in the normal course of business. These risks relate to fluctuations in foreign currency exchange rates and changes in interest rates. We do not believe these risks are material.

FOREIGN CURRENCY RISK

     The functional currency for most of our international operations is the applicable local currency. Results of operations for foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, and the resulting translation adjustments are included in stockholders' equity. However, foreign currency transaction gains and losses are reflected in income for the period. We partially hedge our exposure to changes in foreign exchange rates principally with forward contracts.

     Forward contracts designated as hedges of foreign currency transactions are marked to the forward rate with the resulting gains and losses recognized in earnings, offsetting losses and gains on the transactions hedged. We enter into foreign exchange contracts only as a hedge against existing economic exposures and not for speculative or trading purposes. The counterparties to our foreign exchange contracts are creditworthy multinational commercial banks. We believe that the risk of counterparty nonperformance is minimal.

INTEREST RATES

     We are and will be subject to market risks for changes in interest rates related primarily to our long-term debt. Excluding the existing Senior Notes, most of our borrowings are at variable rates, which reflect current market rates, and therefore the fair value of these borrowings approximates book value. Based upon our debt balances, an immediate change of 1% in the interest rate would not cause a material change in interest expense on an annual basis. The fair value of financial instruments which significantly differed from their carrying value at December 31, 2000 and 2001 and September 30, 2002 were as follows:

                                              DECEMBER 31,
                                  -------------------------------------     SEPTEMBER 30,
                                        2000                2001                2002
                                  -----------------   -----------------   -----------------
                                  CARRYING    FAIR    CARRYING    FAIR    CARRYING    FAIR
                                   VALUE     VALUE     VALUE     VALUE     VALUE     VALUE
                                  --------   ------   --------   ------   --------   ------
Existing Senior Notes...........   $198.8    $206.5    $199.0    $198.0    $199.1    $206.6

     Currently, we have variable interest rate debt totaling approximately $7.8 million. These variable rate debts expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If the variable interest rate were to increase by 1% from September 2002 levels, the effect on our interest expense would not be material. The carrying value of our variable interest rate debt approximates fair value as they bear interest at current market rates.

                                   APPENDIX D
                                    BUSINESS

GENERAL

     We are the world's largest manufacturer and supplier of oilfield drill pipe and other drill stem products and one of the leading North American providers of high-performance premium connections and tubular products. Our drill stem products are used to drill oil and gas wells while our premium connections and tubular products are primarily used in drilling and completing oil and gas wells once they have been successfully drilled. Our strong market positions, particularly in the high-end, technology-based end of these products, have allowed us to provide innovative solutions to the drilling and production challenges of our customers in some of the world's harshest environments and most complex well conditions. We also provide a variety of products and services to the growing worldwide offshore and deepwater market through our marine products and services segment. These products are used for subsea construction, installation, and production of oil and gas wells.

     We currently operate through three primary business segments: (1) drilling products and services, (2) premium connections and tubular products and (3) marine products and services. We also are involved in joint ventures to develop and commercialize intelligent drill pipe and composite motors and pumps. On October 25, 2002, we signed a definitive agreement to purchase the Reed-Hycalog drill bits business from Schlumberger Technology Corporation and its affiliates.

     For the twelve months ended September 30, 2002, we had consolidated revenues and earnings before interest, taxes, depreciation and amortization of approximately $675 million and $115 million, respectively. Pro forma for the pending acquisition of Reed-Hycalog (as described below), our consolidated revenues and earnings before interest, taxes, depreciation and amortization for the twelve months ended September 30, 2002 would have been approximately $895 million and $171 million, respectively.

INDUSTRY OVERVIEW

     Our business is materially dependent on the level of drilling activity worldwide, which depends on the level of capital spending by major, independent and state-owned exploration and production companies. This capital spending is driven by current prices for oil and gas and the perceived stability and sustainability of those prices. Our drilling products segment's revenues and Reed-Hycalog's revenues most closely track worldwide rig counts while our premium connections business is dependent on the U.S. rig count, particularly the natural gas rig count. Our marine products and services are primarily dependent on domestic and international offshore rig counts, particularly in the U.S. Gulf of Mexico. Major trends within our industry which affect our operations, as well as those of Reed-Hycalog, include:

     - Increasing prevalence of natural gas wells--During 2001, rigs drilling for natural gas in the United States represented approximately 71% of total rigs drilling compared to approximately 51% of total rigs drilling in 1995. We believe this trend towards increased drilling for natural gas should favorably impact our businesses. Depletion rates for natural gas wells in the U.S. have significantly increased during the past ten years, which indicates that more wells will need to be drilled to keep production levels constant. According to the Energy Information Administration, natural gas demand in North America is expected to increase 57% over the next 20 years from 26 trillion cubic feet in 1999 to 41 trillion cubic feet in 2020, implying a need for increased drilling. Gas wells generally encounter higher reservoir pressures and require larger diameter tubulars with thicker walls and higher strength steel grades than oil wells, and thus usually require premium connections and tubular products such as those offered by our premium connections and tubular products segment, as opposed to American Petroleum Institute
       (API) standard for products.

     - Drilling of increasingly complex wells--In recent years, there has been increasing intensity in the use of drill stem products and drill bits as a result of more wells being drilled directionally, horizontally, deeper or in more extreme downhole environments. With the increased complexity of drilling activity, demand for premium drilling products, such as our proprietary line of eXtreme(R) drill stem products and Reed-Hycalog's recently introduced TReX(SM) drill bit line. We believe these trends will favorably impact long-term demand for our high-performance drill stem and drill bit products particularly our more profitable, high-end premium products.

     - Drilling of deeper wells--Since 1999, the average number of rigs drilling at depths greater than 8,000 feet has increased significantly. We believe this trend favorably impacts long-term demand for our principal product lines. As well depth increases, tubular (tubing and casing) requirements increase at a greater rate than well depth. For example, a 10,000-foot well utilizes more than twice the amount of the tubulars utilized in a 5,000-foot well. Deeper wells also typically require larger diameter drill pipe with greater wall thicknesses and enhanced performance characteristics, such as our patented 5 7/8()-inch drill pipe. In addition, as drilling depths reach 8,000 feet or greater, an increased likelihood exists that a proprietary fixed-cutter bit, such as Reed-Hycalog's TReX(SM) and DuraDiamond(SM) products, will be utilized.

     - Increasing deepwater drilling--Deepwater drilling projects, which tend to be longer-term and more capital intensive than other types of drilling projects, are increasing. As a result, demand for products and services for deepwater projects is more stable and less likely to be influenced by short-term changes in commodity prices. Demand for our marine products and services segment is generally less cyclical than our other segments. Deepwater projects also tend to be less price sensitive and are more likely to require high performance drill pipe, premium connections and high-end fixed-cutter drill bits.

     - Rationalized drill pipe inventories--We estimate that the production of drill pipe during the period 1999 through 2001 decreased by 37% compared to the production of drill pipe during the period from 1996 through 1998. We believe this indicates that our drill pipe customers are currently holding less drill pipe inventory compared to levels carried in the market downturn during 1999. This should favorably impact demand for our drill stem products as market conditions improve, particularly in North America.

THE REED-HYCALOG ACQUISITION

     The purchase price for the Reed-Hycalog drill bits business is approximately $350 million, consisting of $255 million in cash, approximately $90 million in Grant Prideco common stock and approximately $5 million of assumed non-current liabilities. Reed-Hycalog is a leading designer, manufacturer and distributor of fixed-cutter and roller-cone drill bits to the global oil and gas industry and is one of four major competitors who, combined, hold approximately 90% of the worldwide drill bit market. Reed-Hycalog has been designing, manufacturing and distributing drill bits for over 80 years. The Reed-Hycalog business earned combined revenues and earnings before interest, taxes, depreciation and amortization of approximately $220 million and $52 million, respectively, in the twelve months ended September 30, 2002.

     We believe that Reed-Hycalog provides us with a number of strategic, financial and operational benefits. Reed-Hycalog is a particularly attractive addition to our existing business for the following reasons:

     - Logical product line extension with strong strategic and industrial fit--Numerous similarities exist between the operational, metallurgical and technical challenges facing the research, development, design and manufacture of drill pipe and drill bits. We believe logical synergies exist that will allow us to assimilate Reed-Hycalog's manufacturing and sales operations into our company and to expand the technological and operational capabilities of the combined product lines.

     - Critical product line with an existing customer base--While the investment in drill bit products and services represents a relatively insignificant portion of the total exploration and development costs of drilling a well, the selection of the appropriate drill bits can have a significant impact on the speed, and thus the overall cost, of a drilling project. The Reed-Hycalog acquisition further expands our ability to provide the industry with high-quality, technologically advanced, brand name products that reduce overall drilling costs. We believe the relatively low cost and high value impact of drill bit products and services will continue to increase in importance as drilling programs continue to migrate towards more expensive and complex wells in increasingly harsh environments.

     - Diversified customer base and strong international market presence--Reed-Hycalog markets and sells drill bits in virtually every major oil and gas producing region in the world through an integrated manufacturing and sales network. Reed-Hycalog's strong sales force and distribution network directly support a diversified customer base, with no single customer representing more than 3% of total 2001 revenue. We believe this strong international presence, combined with Reed-Hycalog's established market presence and excellent reputation for superior products, will provide an expanded platform for future growth of our products, especially in international locations.

     - Financial strength and diversification of earnings and cash flow--We believe the Reed-Hycalog acquisition will improve the stability of our earnings and cash flow while allowing us to realize overall growth in revenues, earnings and cash flow. Reed-Hycalog has a history of strong profitability and cash flow during both strong and weak market conditions, which we believe will provide us with additional cash flow and improve margins throughout the market cycle. Reed-Hycalog's revenues and profitability generally follow fluctuations in worldwide rig counts, complementing our drilling products and services revenues and profitability that have historically lagged changes in rig counts by three to six months. In addition, Reed-Hycalog's exposure to international markets should reduce our relative dependence upon domestic markets, which historically have been less stable than international markets. During the nine months ended September 30, 2002, approximately 69% of Reed-Hycalog's consolidated revenues were generated from international sales and approximately 31% were from domestic sales.

     Schlumberger has agreed to provide transition services for a period of up to twelve months after the closing of the Reed-Hycalog acquisition. In addition, we have retained the former president and the former chief financial officer of Reed-Hycalog, who have over 25 years and 12 years of experience with Reed-Hycalog, respectively, to assist us in successfully transitioning and operating this new division. We believe that a strong management team with significant familiarity with Reed-Hycalog's business, assets and personnel will help streamline this process and provide us with significant ongoing benefits. Schlumberger also has agreed, subject to certain exceptions, not to engage in the manufacture or development of drill bits for a period of three years and will not enter into any strategic marketing alliances with respect to drill bits for a period of 18 months.

BUSINESS STRATEGY

     Our business strategy is to achieve industry leadership in innovative drilling and completion technologies. Key elements in implementing our business strategy include:

     - Continuing to develop new and technologically advanced products that increase profitability and expand product offerings--During the past three years, we have successfully introduced new technologically advanced products to the industry that have increased our profitability through the market cycle and our ability to provide our customers with products and solutions that enhance efficiencies and reduce costs. Examples of our successes include our eXtreme(TM) product line, our development with Enventure Global Technology, L.L.C., a joint venture between Shell Technology Ventures, Inc. and Halliburton Energy Services, of the world's first connection for expandable tubulars and our development of proprietary landing strings. Similarly, Reed-Hycalog recently launched its TReX(SM) product line and other drill bit technology. We currently are investing in, and actively pursuing, additional high value-added technologies through internal development or joint ventures with industry partners. These technologies include the development and planned commercialization of the first intelligent drill pipe system for real time, high speed, data transmission along the drill string, commercialization of a multi-faceted premium connection and the development and commercialization of state-of-the-art composite motors and pumps.

     - Expanding the geographic scope of our product offerings--During 2001, we obtained a controlling interest in our Chinese drill pipe manufacturing affiliate and entered into a joint venture with a Chinese tubular mill to manufacture unfinished drill pipe in China. We believe these investments have secured us the leading drill pipe market share in the growing Chinese market. We also believe that our significant presence in China will provide us with an avenue through which we can enhance Reed-Hycalog's Chinese market share.

     - Continuing our focus on improving internal processes and operations--In order to enhance our profitability, improve our free cash flow and further position us to take advantage of market opportunities, we implemented an operational reorganization plan during the first quarter of 2001 that we are continuing to focus on. Key elements of this plan and our ongoing efforts include the following:

        o Manufacturing philosophy and objectives--We shifted from a manufacturing philosophy focused principally on maximizing plant utilization to one focused on producing primarily for order fulfillment that minimizes costs and working capital requirements. As a result of these efforts and initiatives to improve working capital policies, procedures and controls, we increased our total inventory turns from 1.7 for the twelve months ended September 30, 1999 to 2.9 turns for the twelve months ended September 30, 2002. Likewise, we decreased average accounts receivable days outstanding from 83 days for the twelve months ended September 30, 1999 to 68 days for the twelve months ended September 30, 2002.

        o Capital improvements and reduced overhead--We implemented a capital improvement plan with the objective of reducing costs and improving operating efficiencies. We currently are in the final stages of installing state-of-the-art automated pipe handling equipment in our Navasota, Texas facility and other automated processes throughout our organization. We believe these initiatives will further reduce costs and allow us to operate more efficiently during poor market conditions, as well as to ramp-up operations more quickly when market conditions improve. In particular, we believe these state-of-the-art improvements have reduced our overall reliance on personnel.

        o Manufacturing and financial systems--We are implementing a state-of-the-art integrated financial and manufacturing software system that we believe will increase our control over our working capital levels and enhance manufacturing efficiencies. We have completed implementation of our general ledger modules and currently expect to begin implementing our manufacturing and other financial modules during the first quarter of 2003.

        o Strict pricing guidelines--We implemented strict pricing guidelines for our drill pipe sales personnel that increased our prices to reasonable levels based upon the higher quality and premium products we are now offering. We have maintained this pricing discipline during the current market downturn.

     - Expanding the depth of products and technological solutions we offer through strategic acquisitions--We will continue to pursue prudent strategic acquisitions, such as the Reed-Hycalog acquisition, of businesses and product lines that we believe provide logical extensions to, and synergies with, our existing products and core competencies.

COMPETITIVE STRENGTHS

     Our many competitive strengths have contributed to our historical operating performance and should enable us to capitalize on future growth opportunities. These strengths include:

     - Market leadership and industry reputation for high quality products--We are a market leader in most of the product lines in which we compete. Our reputation for product excellence and technological expertise attracts strategic industry partners and contributes significantly to the strength of our product marketing and distribution. We believe Reed-Hycalog's established market presence and reputation for the development of leading edge products will enhance our already strong market positions.

     - Comprehensive product offering--We believe we are the only worldwide provider of a complete line of drill stem products and one of the only North American providers of a complete line of engineered connections. Our extensive line of premium products provides our customers with a single source for planning and sourcing drill stem and premium connection products. We believe that our acquisition of Reed-Hycalog will enhance our ability to become an integral part of our customers' drilling planning process and purchasing decisions.

     - Technological leadership--We have established a position of global technological leadership in our core product lines by developing innovative products that provide solutions to the drilling and production challenges of some of the world's harshest environments and most complex well conditions. We hold over 130 issued patents for technologies that speed the drilling and completion process and reduce mechanical risk. We believe that Reed-Hycalog's drill bit technologies, including more than 200 issued or pending patents, and its physical drill bit testing and computer simulation technologies, will strengthen our ability to assist customers in drilling and completing oil and gas wells in the most challenging environments.

     - Low cost structure--We are committed to having a low cost structure while providing high quality products by continually analyzing operating costs, reducing raw material costs and improving efficiency through automation, process refinement and consolidation of operations. We are focused on maintaining production capacity, assuring an orderly supply of raw materials and increasing quality assurance processes while reducing our fixed cost structure. Through acquisitions, strategic ventures and long-term supply contracts, we have positioned ourselves as the only fully integrated manufacturer and provider of drill pipe in the world.

     - Experienced management team--Our senior management team has extensive experience within our specific businesses as well as with the successful integration of strategic acquisitions. Senior management has been with us or our predecessors, or in the oil and gas industry, on average for over twenty years.

DRILLING PRODUCTS AND SERVICES SEGMENT

     Our drilling products and services segment manufactures and sells a variety of drill stem products used for the drilling of oil and gas wells. The principal products sold by this segment are: (1) drill pipe products, including tool joints, (2) drill collars and heavy weight drill pipe, and (3) drill stem and other accessories.

     Our drill stem products are consumable capital goods and wear out through a combination of friction and metal fatigue. Demand for our drill pipe and related drilling products is impacted primarily by changes in drilling activity and worldwide rig activity. Changes in the rig count affect demand in two ways. First, activity levels affect ongoing demand positively or negatively depending on the level. Second, drill pipe associated with idle rigs owned by a drilling contractor becomes available for use on the active rigs of that contractor. As a result, rig contractors will generally fully utilize their inventory on these idle rigs until their inventory drops to a level that would limit their ability to reactivate their rig fleet to meet demand that they expect to see in the next three to six months. Accordingly, in a declining rig count environment, demand for drill pipe declines faster than the rig count. Conversely, in an increasing rig count environment, demand will generally exceed the basic or normalized demand associated with that rig count due to the need to add drill pipe on reactivated rigs.

     In recent years, we have seen increasing intensity of use of drill pipe and other drill stem products, which causes these products to wear out faster. This increased intensity of use results from more wells being drilled directionally, horizontally, deeper or in more extreme downhole environments. We believe these trends will favorably impact long-term demand for our drill stem products going forward.

     With the increased complexity of drilling activity, demand for our proprietary line of eXtreme(R) drilling and other premium drilling products has increased. This value-added product line is specifically designed for extreme drilling conditions such as extended reach, directional, horizontal, deep gas, offshore, and ultra-deepwater drilling, as well as high-temperature, high-pressure, and corrosive well conditions. Operators and drilling contractors have embraced this product line as a way to improve their efficiency and assure performance when drilling under extreme conditions. We believe that our eXtreme(R) product line offers some of the highest-performance drilling products ever brought to market and provides our customers with engineered solutions for some of their most challenging drilling applications. In addition to our eXtreme(R) product line, our premium drill pipe products include our High-Torque(R) connections, proprietary sour-service grades, SmoothX(R) hard facing line, and other proprietary products.

     Our drilling products are sold to a variety of customers, including oil and gas drilling contractors, rental tool companies, and major, independent, and state-owned oil and gas companies. Our customers' purchasing decisions are generally based on operational requirements, quality, price, and delivery.

     The following is a description of our principal drilling products:

  DRILL PIPE PRODUCTS

     Drill pipe is the principal mechanical tool, other than the rig, required for the drilling of an oil or gas well. Its primary purpose is to connect the above-surface drilling rig to the drill bit. A drilling rig will typically have an inventory of 10,000 to 25,000 feet of drill pipe depending on the size and service requirements of the rig. Joints of drill pipe are connected to each other with a welded-on tool joint to form what is commonly referred to as the drill string or drill stem.

     When a drilling rig is operating, motors mounted on the rig rotate the drill pipe and drill bit. In addition to connecting the drilling rig to the drill bit, drill pipe provides a mechanism to steer the drill bit and serves as a conduit for drilling fluids and cuttings. Drill pipe is a consumable capital good that can be used for the drilling of multiple wells. Once a well is completed, the drill pipe may be used again in drilling another well until the drill pipe becomes damaged or wears out. We estimate that the average life of a string of drill pipe is three to five years, depending on usage, and that an average rig will consume between 125 and 175 joints (3,875 to 5,425 feet) per year under normal conditions.

     In recent years, the depth and complexity of the wells our customers drill, as well as the specifications and requirements of the drill pipe they purchase, has substantially increased. Today we estimate that around 95% of the drill pipe we sell is required to meet specifications exceeding minimum API standards. Our products are designed to meet or exceed these standards. We offer a broad line of premium drilling products designed for the offshore, international, and domestic drilling markets. Our premium drilling products include our proprietary lines of XT(R) connections and our patented 5 7/8-inch drill pipe that delivers hydraulic performance superior to standard 5 1/2-inch drill pipe, and economic benefits comparable to standard 6 5/8-inch drill pipe.

     Our principal competitors in drill pipe are OMSCO Industries (a subsidiary of ShawCor Ltd.), IDPA (a subsidiary of Vallourec & Mannesmann Tubes (V&M Tubes)) and various smaller local manufacturers in the U.S. and in foreign countries. We typically compete on quality, technology, price, and delivery and we believe we are the technological leader in our industry.

  DRILL COLLARS

     Drill collars are used in the drilling process to place weight on the drill bit for better control and penetration. Drill collars are located directly above the drill bit and are manufactured from a solid steel bar to provide necessary weight.

     Our principal competitors for drill collars are OMSCO, SMFI (a privately owned company in France), Drilco Group (a subsidiary of Smith International, Inc.), and numerous other smaller manufacturers in the U.S. and foreign countries.

  HEAVY WEIGHT DRILL PIPE AND OTHER DRILL STEM PRODUCTS

     Heavy weight drill pipe is a thick-walled seamless tubular product that is less rigid than a drill collar. Heavy weight drill pipe provides a gradual transition zone between the heavier drill collar and the relatively lighter drill pipe.

     We also provide kellys, subs, pup joints (short and odd-sized tubular products), and other drill stem accessories. These products all perform special functions within the drill string as part of the drilling process.

     Our principal competitors for heavy weight drill pipe and other drill stem products are Drilco Group, SMFI, OMSCO, and numerous other smaller manufacturers in the U.S. and foreign countries.

  OPERATIONS

     Our drilling products are manufactured in the U.S., Canada, China, Italy, Mexico, Singapore, Austria, and Indonesia. These products are sold and serviced through over 16 sales and service facilities located around the world. As of the beginning of 2002, our manufacturing operations had the ability to produce around 10 to 12 million feet of drill pipe a year. This excludes our Chinese operations, which have capacity of around 1.5 to 2.0 million feet and primarily serve the Chinese market. We are in the process of implementing a capital improvement program with the objective of automating much of our manufacturing process, reducing our costs and allowing us to respond quicker to changes in demand. Our operating plan is to be able to manufacture from 1.5 to 2.5 million feet of drill pipe per quarter outside China with little or no disruption to our operations and to be able to increase our production to 3.0 million feet per quarter if favorable market conditions exist. Overall, our goal is to be able to profitably manufacture at much lower production levels than we have in the past and improve our full cycle returns.

     We believe we are the only fully vertically integrated drill pipe manufacturer in the world, controlling each facet of the drill pipe manufacturing process. We believe this unique manufacturing strategy provides us with significant competitive advantages over other drill pipe manufacturers, including those located outside the U.S. that may have labor and other cost advantages over our U.S.-based manufacturing operations. By controlling each facet of the drill pipe manufacturing process, we are able to tailor our processes and techniques to meet our customers' demanding product specifications, particularly with respect to green drill pipe tubes with body wall thicknesses, wall uniformity, and other features that exceed minimum API standards and are not readily available from third-party mills.

     Seamless Green Drill Pipe. The seamless green drill pipe tubes utilized by us to manufacture drill pipe are manufactured primarily by our 50.01% owned subsidiary, Voest-Alpine Stahlrohr Kindberg GmbH & Co. KG (Voest-Alpine), located in Kindberg, Austria. Our Voest-Alpine mill has the ability to produce around 300,000 metric tons of seamless tubular products of 7 inches or less in diameter a year. We have committed to purchase 60,000 metric tons a year for our own use. Voest-Alpine provided us with most of the tubular raw material used to manufacture drill pipe in 2001. In addition to manufacturing green drill pipe for us, Voest-Alpine also sells finished tubing and casing products, primarily to the Russian, North American, Middle East, and Chinese markets.

     Tool Joints. We manufacture all our tool joints at our wholly-owned subsidiaries located in Veracruz, Mexico and Turin, Italy. Tool joints, which are forged, threaded devices, are welded with an inertia or friction welder to each end of a section of seamless pipe to create a joint of finished drill pipe. We manufacture our tool joints from steel billets. We pre-heat the billets and forge them into tool joint blanks. We then heat treat, inspect, thread, and coat the tool joint blanks and perform make-and-break and hard banding operations which are required by the majority of our customers.

     Finished Drill Pipe Manufacturing. We conduct our drill stem manufacturing operations at our primary drill pipe manufacturing facility in Navasota, Texas, as well as our other manufacturing locations in Bryan, Texas, Edmonton, Canada, China, and Indonesia. Manufacturing of drill stem products involves several highly complex processes. Approximately 20 steps are required to manufacture and process a seamless tubular component into a joint of drill pipe. Each seamless tube must be upset (the ends are reshaped), heat treated (including austenitizing, quenching, and tempering), inspected, straightened and the tool joints welded to the end of the pipe to create the finished product.

PREMIUM CONNECTIONS AND TUBULAR PRODUCTS SEGMENT

     Our premium connections and tubular products segment provides a full range of premium threaded connections for casing, production tubing, and other accessory equipment. This segment also manufactures and sells premium casing and tubing for use with our connections as well as third-party connections.

     Our principal premium connection line is our Atlas Bradford(R) product line. We offer this product line primarily in the U.S. and Canada due to a licensing arrangement previously entered into by us in which the international rights to our Atlas Bradford(R) connection line were licensed to a third-party. We also offer worldwide proprietary connections for specialty products such as expandable casing and related completion products.

     The demand for our premium connections and tubular products is heavily dependent upon North American natural gas drilling activity. Demand for these products on a short-term basis is affected by the level of inventory held by distributors of OCTG. Distributors often reduce purchases during periods of decreased drilling activity until their inventory positions are brought in line with then-prevailing market conditions. Over the long-term, a key factor impacting demand for our premium connections and tubular products is the U.S. dependence on natural gas as a fuel. We believe that domestic demand for natural gas will substantially increase over the next 5 to 10 years. This increased demand for natural gas should increase the number of natural gas wells being drilled and completed, thus increasing demand for our premium connections and tubulars.

     We believe that as well depths increase, it is more likely that premium connections and tubulars, such as those we manufacture, will be used as opposed to API-standard products. Gas wells also generally encounter higher reservoir pressures and require larger diameter tubulars with thicker walls and higher strength steel grades than oil wells, and thus usually require premium connections and tubular products as opposed to API-standard products. These wells also are more likely to be drilled utilizing higher-end drill stem products such as our eXtreme(R) product line. Natural gas drilling represented over 65% of the wells drilled in North America during 2001.

     The following is a description of our principal premium connections and tubular products and services:

  ATLAS BRADFORD(R) THREADING AND SERVICE

     We market our premium engineered connections primarily through our Atlas Bradford(R) product line. Through this line, we offer proprietary connections designed for all types and sizes of premium tubing and casing. We thread these connections on tubing and casing provided by third-parties as well as on our own Atlas Bradford(R) and TCA(TM) tubing and casing. Our customers use premium connections when they need a connection that maintains a gas-tight seal while subjected to extreme tension, pressure, and compression forces or while drilling near environmentally sensitive areas. The failure of a premium connection can be a catastrophic event, leading to the loss of a well or a blowout. Therefore, operators and oil and gas companies generally purchase the best available connection, with price as a secondary factor.

     Our Atlas Bradford(R) line of premium connections has been recognized as one of the industry's leading connections for more than 40 years and is one of the most comprehensive product line offerings in the industry. We are continually developing new connections and improvements to existing connections to meet the requirements of today's harsh drilling environments. We recently introduced our Advanced NJO(TM) connection, an integral joint connection with enhanced compression and bending strength, torsion capability, and external pressure sealing. We recently developed a patented premium connection for expandable tubular applications in conjunction with Enventure Global Technology, L.L.C., a joint venture between Shell Technology Ventures Inc. and Halliburton Energy Services. We are also a licensee of various other connections that we offer in North America and elsewhere.

     We generally sell our premium connections and tubular products through major distributors in the U.S. and Canada. We also sell our premium connections on tubular products directly to operators of oil and gas wells. Our Atlas Bradford(R) premium tubing is manufactured and designed to customer specifications for quick delivery or distributor inventory. Our premium tubing is generally sold only with our Atlas Bradford(R) premium connections.

     Our principal competitors for this product line are Hydril Company, V&M Tubes, Sumitomo, Kawasaki Steel, Nippon Steel, Hunting Interlock, Inc., the Tenaris Group and numerous other smaller competitors domestically and internationally.

  TCA(TM)

     Our premium casing products are offered through our TCA(TM) product line. These product offerings are designed to address that segment of the oilfield tubular casing market that requires special product characteristics not generally offered by the tubular steel mills. Our TCA(TM) product line also provides tubular processing services for major tubular steel mills.

     We manufacture and sell premium casing, which includes high-performance, proprietary, and custom-designed seamless OCTG from 5 to 17 inches in diameter as well as API casing. Our premium casing is designed for critical applications. To capitalize on the high value spot market, we maintain common and high-alloy green tube inventories to provide quick delivery of custom-finished casing and coupling stock. To meet specific customer specifications and delivery requirements, we offer our specialized Premium Pipe Pak(TM) product line. Premium Pipe Pak(TM) is an innovative bundling of proprietary premium casing, premium engineered connections, and inspection services offered in conjunction with an independent third-party inspection company. This product line allows the customer the option of having threaded and inspected critical-service casing shipped "rig-ready" directly to the customer's well site, and reduces costs and delivery times.

  TUBE-ALLOY(TM) ACCESSORIES

     Tubular accessories are manufactured and sold through our Tube-Alloy(TM) product line and include flow control equipment, such as vacuum-insulated tubing, pup joints, and landing nipples. Our vacuum-insulated tubing represents an advanced flow-control solution used in the U.S. Gulf of Mexico to minimize paraffin deposits, gas hydrate formation, and annular pressure buildup in deepwater production environments. Through our Tube-Alloy(TM) product line, we thread third-party tubular products with our Atlas Bradford(R) connections as well as with third-party connections licensed to us.

     The tubular accessories market is highly fragmented, and our Tube-Alloy(TM) product line competes with numerous smaller companies in each geographic market, as well as larger companies such as Hydril, Hunting Interlock, Inc., Benoit, Inc., and Steel Tubulars, Inc. Customers include operators and various service companies, including Schlumberger, Halliburton, Baker Hughes, and Weatherford.

  TEXAS ARAI COUPLINGS

     We manufacture and sell couplings through our Texas Arai product line. Couplings are used to connect joints of premium and API casing and tubing. Texas Arai is one of the world's largest providers of couplings for oilfield applications. Texas Arai's couplings are provided to mills, distributors of tubular products, and end-users.

     Our primary competitors for couplings are Amtex, Western Canada, Wheeling Machine, and Hunting Interlock, as well as numerous other smaller manufacturers.

  OPERATIONS

     Our manufacturing processes for premium tubing and casing are generally similar to the processes used to manufacture the tubular component of a joint of drill pipe, with the exception that tubing, once manufactured, will have a threaded connection cut into each end rather than a welded-on tool joint.

Except for sales of finished tubing and casing by Voest-Alpine, we do not manufacture the green tubes used for tubing and casing. Rather, we provide threading and processing services to our customers or further process the purchased green tube into finished tubing or casing that we sell. In addition, due to the fact that tubing and casing are not subject to the same extreme operational stresses as drill pipe, the standards and specifications for casing and tubing are, for most applications, significantly less than for the tubular component of a joint of drill pipe. Presently, U.S. Steel and NS Group supply a majority of our seamless tubular material requirements for premium casing and tubing, although other tubular sources are available to us. Manufacturing operations for this segment are conducted at various locations in Texas, Louisiana, and Oklahoma.

MARINE PRODUCTS AND SERVICES SEGMENT

     Our marine products and services segment provides a variety of products and services for the offshore oil and gas construction and completion business. Our products and services in this segment consist of our proprietary XL Systems(TM) marine connections for large bore tubulars, including drive pipe, jet strings, conductor casing and tendons, hammer and installation services, and top tension production risers. Also, we recently added a newly patented line of innovative wellheads for jack-up drilling using the Plexus POS-GRIP(TM) system, and we are currently designing a line of marine connectors and subsea wellheads using this system. In addition, we are in the process of adding subsea control systems to our product offerings. We are currently reviewing other product lines for possible additions to our marine package and intend to pursue acquisitions of various products and services in these markets over the next year.

     The demand for our marine products and services is heavily dependent on the level of offshore and deepwater drilling activity in North America (primarily in the U.S. Gulf of Mexico and Eastern Canada) as well as other international locations. While this activity is dependent upon oil and gas prices, deepwater projects are generally longer-term and more capital intensive in nature and less likely to be influenced by short-term changes in oil and gas prices. The marine products and services segment is therefore generally less cyclical as compared to our other business segments.

  XL SYSTEMS(TM) AND OTHER MARINE CONNECTIONS

     Our XL Systems(TM) product line offers the customer an integrated package of large bore tubular products and services for offshore completions and production. This product line includes our proprietary line of wedge thread marine connections on large bore tubulars and related engineering and design services. We provide this product line for drive pipe, jet strings, conductor casing, and tendons. We also offer weld-on connections and service personnel in connection with the installation of these products. We also recently purchased the rights to a proprietary weld-on connection, which we believe will help us increase market share in these markets.

  HAMMER AND OTHER INSTALLATION SERVICES

     We offer various hammer and related installation services. Our hammer services are used in connection with the installation of our XL Systems(TM) drive pipe as well as drive pipe provided by third-parties. Our welding and caisson installation services are provided utilizing weld-on marine connectors. We believe we own the largest fleet of hydraulic hammers operating in the U.S. Gulf of Mexico. Hydraulic hammers provide a higher energy source, and are safer and more environmentally efficient than diesel-powered mechanical hammers.

  RISERS

     Risers generally come in sizes ranging from 9 3/8 inches to 13 inches and represent that section of the offshore production system ranging from the wellhead and mudline up to the offshore production platform, which is typically either a floating platform, tension leg platform or SPAR. We currently offer top tension production risers and have begun to bundle our riser products with other third-party technology to offer a complete line of riser products. Our risers are sold with our various marine riser connectors. The tubular and coupling components of our riser products are often manufactured for our marine products and services segment by our TCA(TM) and Texas Arai businesses.

  POS-GRIP(TM) WELLHEADS

     We recently introduced a new proprietary wellhead used for jack-up drilling which utilizes the patented POS-GRIP(TM) system. The POS-GRIP(TM) system is a unique method for gripping tubulars in wellheads and subsea components using a hydraulic gripping process. We estimate that our wellhead system saves anywhere from 12 to 17 hours of rig time compared to a traditional system. We are also working closely with major operators on applying our POS-GRIP(TM) technology to subsea applications for wellheads and risers as well as other applications for deepwater drilling and completions. This product line will generate revenues in 2003 primarily from rental wellheads and engineering and design services.

  SCANA ROTATOR

     In May 2002, we purchased a majority interest in Scana Rotator AS (Rotator), which expanded our manufacturing capabilities into the area of control valves. Rotator is a leading provider of hydraulic control and production valves to the offshore industry, with strong market positions in the North Sea. Subsea control systems are used to control production and other subsea equipment.

  OPERATIONS

     Manufacturing of our XL Systems(TM) marine connections and large bore tubulars occurs at our manufacturing locations in Beaumont, Texas, the Netherlands, and Singapore. We purchase the large-diameter welded tubulars utilized in these manufacturing processes from various mills around the world. Manufacturing of our riser products for our marine products and services segment occurs at our TCA(TM) and Texas Arai operations located in Muskogee, Oklahoma and Houston, Texas.

OTHER

     In 1999, we entered into the industrial drill pipe and construction casing market. Sales of this product line primarily began in 2000. The industrial market consists of horizontal directional drilling tools for laying fiber optic cables and other utility lines, drill pipe for water well drilling, and other pipe used in construction. To date we have not made any significant income from this business and are evaluating the best method to market and benefit from the industrial drill pipe business, including the sale or discontinuance of non-core assets and product lines.

     Our "other" operations also include expenses we have incurred relating to several technology joint ventures we currently are pursuing. We own 50% of a joint venture partially sponsored by the U.S. Department of Energy to commercialize intelligent drill pipe that permits real-time transfer of data through the drill string. This modified drill pipe is embedded with a telemetry system that permits two-way data transmission along the drill string at rates of up to one million bits per second, which is exponentionally greater than the data transmission rates for measurement while drilling and logging systems utilized today. We currently are in the prototype testing and refinement stage and would not expect to introduce a product commercially until some time in 2003 or thereafter. We also own 50% of a joint venture relating to the commercialization of composite progressive cavity motors and pumps. These composite products are expected to have lower manufacturing costs and longer operating life than conventional motors and pumps. As drilling motors are often run and marketed in connection with fixed-cutter bits, we believe numerous marketing and product synergies exist between Reed-Hycalog's fixed-cutter bits and the products being designed by this joint venture. We currently expect to introduce our first composite products from this joint venture during 2003 or thereafter.

DRILL BIT PRODUCTS AND SERVICES

     Our drill bit products and services business will be comprised entirely of the operations of Reed-Hycalog, which we expect to acquire from Schlumberger during the fourth quarter of 2002. Reed-

Hycalog is a leading global designer, manufacturer and distributor of drill bits and related technology to the oil and gas industry. Reed-Hycalog services its customer base through a technical sales and marketing network in virtually every significant oil and gas producing region in the world.

     Drilling through subsurface strata to locate oil and gas requires a drill bit to be run on drill pipe or conveyed through coiled tubing and rotated by surface rig equipment or downhole motors and turbines. Selecting the optimal bit for a particular application represents one of the many challenges faced by oil and gas companies and drilling contractors in planning a well.

     The estimated global market for drill bits is approximately $1.2 billion in sales for 2002, excluding China and the former CIS countries, with approximately 60% sold in North America and 40% sold internationally. Similar to the drill pipe market, the primary market driver is worldwide drilling activity or, more specifically, total footage drilled. In addition, demand is a function of well depth and complexity with demand for PDC bits (as described below) tied strongly to offshore, directional or horizontal drilling.

     The drill bit market consists of two product types: fixed-cutter bits and roller-cone bits. Reed-Hycalog manufactures and sells both product types on a global basis. The following table describes the specifications for each of these products:

                                               FIXED-CUTTER                             ROLLER-CONE
                           ----------------------------------------------------  -------------------------
                                                       POLYCRYSTALLINE DIAMOND
                                NATURAL DIAMOND            COMPACT ("PDC")                INSERT
                           -------------------------  -------------------------  -------------------------
Rate of penetration......            Slow                     Very Fast                    Slow

Relative bit life........            Long                       Long                       Short

Other considerations.....     RPM Sensitive, Very          Impact Damage,        Durability, Versatility,
                                    Durable            Abrasiveness, Stability           Stability

Use......................  Hard formations High cost  Soft formations High cost  Soft-to-medium formations
                                 environments               environments            Low-to-medium cost
                                                                                       environments

                                  ROLLER-CONE
                           -------------------------

                                 MILLED TOOTH
                           -------------------------
Rate of penetration......            Fast
Relative bit life........            Short
Other considerations.....  Bearing Life, Tooth Wear,
                                   Stability
Use......................  Soft-to-medium formations
                             Low cost environments

     Fixed-cutter, or diamond, bits use either natural diamonds or polycrystalline diamond compacts (PDC) mounted on the body of the drill bit. Fixed-cutter bits are often custom-engineered for specific formation characteristics and may use steel or tungsten carbide bodies, which provide greater resistance to abrasive drilling fluids. The ruggedness of natural diamonds makes these drill bits ideally suited for hard rock formations, while PDC bits are generally more suited to soft formation drilling. The use of fixed-cutter bits has grown dramatically since the introduction of the man-made PDC for drilling use. Use of fixed-cutter bits has expanded from the soft formation offshore basins into tougher applications historically reserved for roller-cone bits. As a result, fixed-cutter bits continue to gain market share at the expense of roller-cone bits. This increase in the use of fixed-cutter bits has prompted an increase in the development of new roller-cone technology in order to keep pace with the increased performance of these relatively new diamond-based products. Roller-cone bits now employ diamond technology borrowed from the PDC business to enhance their wear resistance and performance.

     Roller-cone bits have teeth typically made of either milled steel with a hardmetal coating applied or sintered tungsten carbide teeth, called inserts, which are pressed into predrilled holes. Roller-cone bits can be used in a wide variety of formations, with milled tooth bits typically used in softer formations, and insert bits in harder formations. Their cost is lower relative to diamond bits, making them an attractive selection for lower cost land drilling operations; however, they can be used in offshore and deepwater drilling operations as well.

     Continuous drill bit research and development results in improved reliability, advanced composite designs, enhanced hydraulics and greater stability across all drill bit types. While this provides customers a broader range of capabilities, drill bit selection becomes more challenging. Drill bits must be durable, drill quickly and may also need features aimed at the unique problems encountered with steerable systems, downhole motors, short radius wells, coiled tubing drilling, re-entry and extended reach wells. These complex operations require skilled applications expertise and drill bit knowledge for proper drill bit selection. A proper combination of expertise from the drill bit vendor and collaboration with the customer drilling engineers will typically yield the best result.

     Drill bits constitute a very small percentage of total well costs, but are a critical component of well-construction economics. The time required to drill a well is directly related to a drill bit's rate of penetration and footage drilled prior to becoming dull and requiring replacement. On a cost-per-foot basis, selecting the appropriate drill bit significantly reduces drilling costs by decreasing drilling time and the number of trips required in and out of a well. Less expensive standard roller-cone bits typically are most appropriate for shallow land rig operations. Despite their higher cost, higher performance roller-cone or fixed-cutter bits with better rates of penetration and longer lives typically offer the most economic choice for offshore and deep wells where rig rates and trip costs to replace bits are high.

     Drill bits are generally sold directly to drilling rig operators and to drilling contractors on turnkey and footage contracts. Competition is based on technical performance, price and service. Drill bit prices range from $3,000 to more than $100,000 depending on size and the features required for the geology and application. Deepwater drilling and complex well designs typically require higher performance, premium priced drill bits with features designed specifically for the harsher, high-cost environments. The time required to drill a well is partially a function of the drill bit's rate of penetration and the drill durability or drilling life before requiring replacement.

     Reed-Hycalog provides a complete series of drill bits incorporating advanced materials technology and a range of performance-enhancing features. This broad product offering provides customers with maximum flexibility in selecting drill bits. In addition, Reed-Hycalog provides drill bit selection and well planning services through its field sales organization and bit optimization engineers.

     The following is a description of some of the principal products of Reed-Hycalog:

  FIXED-CUTTER BITS

     Reed-Hycalog first manufactured natural diamond bits in 1953 and PDC bits in 1974.

     The predominant fixed-cutter bit used in the oil and gas industry is the PDC bit. PDC bits have no moving parts and are therefore intrinsically more reliable than roller-cone bits, but they are generally more sensitive to geological changes. PDC bits, and in fact all fixed-cutter bits, drill with a shearing action to remove rock by dragging the diamond elements through the formation as the drill bit body rotates. PDC bits allow faster rates of drilling penetration and can drill complete well sections without the need for bit replacement. As a result, they are used in high cost drilling locations (such as offshore or in remote locations) where their technical advantages reduce drilling time sufficiently to justify the high unit sales price.

     Reed-Hycalog manufactures both steel body drill bits and matrix drill bits. Steel body drill bits are favored for large cutter PDC bits used to drill in softer formations at fast rates of penetration. Matrix drill bits have a tungsten carbide body that makes them better able to resist abrasive formations and drilling fluids. Generally, several different types of fixed-cutter bits may need to be used in one well (fixed-cutter bits can also be used in conjunction with roller-cone bits) as different formations are encountered in drilling a well. As a result, fixed-cutter bit designs are often custom engineered for specific formation characteristics expected to be encountered. A single PDC bit may drill from several hundred feet to several thousand feet depending on the hardness and abrasiveness of the formation.

     Reed-Hycalog provides many fixed-cutter bit types and drill bit feature technology under various brand names including TReX(SM), DuraDiamond(SM) and DiamondBack(SM) and many others.

     One of the most significant recent technologies is the TReX(SM) cutter technology, which significantly advances long-standing efforts by the PDC synthesis industry to develop polycrystalline diamond material that increases abrasion resistance (wear life) without sacrificing impact resistance (toughness). This technology maintains a sharp, low-wearing, tough cutting edge that is producing results that exceed conventional standards for PDC bit performance.

     DuraDiamond(SM) is a complete range of diamond-impregnated drill bits designed to drill faster and farther when used with downhole turbines or high-speed positive displacement motors. The DuraDiamond(SM) series of drill bits was designed with the understanding that all hard, abrasive formations are not alike. In addition, individual high-speed drilling applications often have significant differences in interval lengths, drilling objectives and economic tradeoffs.

     To improve the ability of PDC bits to drill harder, more abrasive formations, Reed-Hycalog has developed drill bit designs with new, patented DiamondBack(SM) cutters. Available as an option in Reed-Hycalog's Hybrid PDC bits, DiamondBack(SM) cutters are custom designed PDC components which replace the diamond impregnated tungsten carbide elements in high wear areas of the drill bit. Typically, DiamondBack(SM) cutters are placed on the shoulder or outside diameter region to extend drill bit life in severe applications.

  ROLLER-CONE BITS

     Reed-Hycalog has manufactured roller-cone bits since 1916 and produces roller-cone bits for a wide variety of oil and gas drilling applications, primarily for use in the high-performance markets. Roller-cone bits consist of three rotating cones that have cutting teeth which destroy the formation through a crushing action as the cones rotate in conjunction with the rotation of the drill pipe. This cutting mechanism, while less efficient than fixed-cutter bits, is more versatile in harder formations, or where the geology is changing. Reed-Hycalog manufactures drill bits with milled teeth and with tungsten carbide insert teeth, which have a longer life in harder formations. Many different sizes of drill bits are used during the drilling of a well, and drill bits are generally dulled and discarded during the drilling process. Roller-cone bits are manufactured in a variety of standard sizes.

     Reed-Hycalog markets its roller-cone products and technology globally under various brand names including TuffDuty(SM), Titan(SM) and Mudpick(SM).

     The TuffDuty(SM) series of roller-cone bits provides a carefully engineered combination of features designed to meet the requirements of drilling operations where drill bit durability is a major objective. Key design aspects of this drill bit series include enhanced cone and insert retention technology, a tougher bearing system, advanced hydraulics and high-performance hard facing.

     The Titan(SM) series of roller bearing bits, based on Reed-Hycalog technology, provides the balance of toughness and aggressiveness needed to drill large diameter holes at a high rate of penetration, and the dependability that allows the user to keep the drill bit on bottom longer.

     Reed-Hycalog markets proprietary nozzle designs used in its drill bits under its MudPick(SM) and Mudpick II(SM) brand names. Mudpick(SM) allows the drilling fluid to clean the drill bit more effectively while drilling, which increases rates of drilling penetration. By providing a sweeping effect across the interface of the teeth and rock, Mudpick II(SM) hydraulics improve the removal of the cuttings (in addition to cleaning the drill bit) and further improve the rate of drilling penetration.

  OPERATIONS

     Reed-Hycalog manufactures fixed-cutter bits in Stonehouse (UK) and in Houston, Texas and roller-cone bits in Singapore and a separate facility in Houston, Texas. All facilities are ISO 9001 certified.

     Reed-Hycalog markets its drill bits through a global sales and marketing network. Reed-Hycalog sales and marketing employees are strategically positioned around the world. Sales people are distributed in North and South America, Europe, CIS and Africa, Middle East and Asia. The sales force is technologically sophisticated and has developed strong regional expertise.

     Reed-Hycalog's principal competitors for the sale of drill bits are Hughes Christensen (a division of Baker Hughes), Security DBS (a division of Halliburton) and Smith Bits (a division of Smith International), as well as numerous smaller competitors throughout the world.

OTHER BUSINESS DATA

  PATENTS

     Many areas of our business rely on patents and proprietary technologies. We currently have numerous patents issued or pending. Many of our patents provide us with competitive advantages in our markets. Although we consider our patents and our patent protection to be important for our existing business and for the development of new technologies and businesses, we do not believe that the loss of one or more of our patents would have a material adverse effect on our business as a whole.

  BACKLOG

     As of September 30, 2002, we had a product backlog of $111.0 million, representing 23% of our total revenues for the nine months ended September 30, 2002. We had a product backlog as of December 31, 1999, 2000 and 2001 of $60.4 million, $161.2 million, and $144.8 million respectively. These year-end backlogs represented 21%, 32% and 20% of our total revenues for those years, respectively. The decrease in product backlog from 2001 to September 2002 reflects current weak North American market conditions. However, a large portion of our drilling products backlog is for the international and offshore market, which has favorably impacted our average sale prices due to the premium nature of the products we generally sell in these markets. Due to the nature of the drill bits business, we do not expect the Reed-Hycalog acquisition to have any significant change in our backlog levels.

  INSURANCE

     We believe that we maintain insurance coverage that is adequate for the risks involved. However, there is always a risk that our insurance may not be sufficient to cover any particular loss or that our insurance may not cover all losses. For example, while we maintain product liability insurance, this type of insurance is limited in coverage, and it is possible that an adverse claim could arise that exceeds our coverage. Further, insurance rates have in the past been subject to wide fluctuations, and changes in coverage could result in increases in our cost or higher deductibles and retentions.

     We do not maintain political risk insurance (generally designed to cover expropriation and nationalization exposures), but do maintain all-risk property insurance that covers losses from insurrection, civil commotion, and uprising. This insurance does not cover losses resulting from a declared state of war and provides a limited range of coverage from terrorist attacks.

  FEDERAL REGULATION AND ENVIRONMENTAL MATTERS

     Our operations are subject to federal, state, local and foreign laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have over the years become more stringent, and compliance with such laws increases our overall cost of operations. In addition to affecting our ongoing operations, applicable environmental laws can require us to remediate contamination at our properties, at properties formerly owned or operated by us, and at facilities to which we sent waste materials for treatment or disposal and impose liability for related damages of natural resources. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on our business, it is always possible that an environmental claim could arise with respect to one or more of our current businesses or a business or property that one of our predecessors owned or used that could have a material adverse effect.

     Our expenditures to comply with environmental laws and regulations were not material in 2001, and are not expected to be material in 2002 or 2003. We also believe that we are in material compliance with applicable environmental requirements and our costs for compliance with environmental laws and regulations are generally within the same range as those of our competitors. However, we can offer no assurance that our costs to comply with environmental laws will not be material in the future. Reed-Hycalog is currently conducting remediation of groundwater at certain of its facilities. Based on currently available information and the indemnification provided by Schlumberger in the acquisition agreement, we do not believe that these matters will result in material expenditures by us. However, there can be no guaranty that the indemnity will be available to cover all costs or that material expenditures will not be incurred.

     Our operations are also affected by trade laws affecting the import of OCTG, drill pipe, and other products into the U.S. Although the majority of our manufacturing operations, including the capital investment, employees, and costs and expenses associated therewith, are located in the U.S., we have key manufacturing facilities located outside the U.S., including our Voest-Alpine subsidiary located in Austria, our drill pipe manufacturing facility located in Canada, and our tool joint manufacturing operations in Mexico and Italy, that support our domestic operations. Our premium tubular business also is affected by the level of foreign imports of tubular products into the U.S.

     Imports of products from our foreign locations that are utilized by our domestic manufacturing operations can be the subject of investigations, including antidumping and countervailing duty orders, into whether such products are unfairly priced at low levels (i.e., dumping) and causing material damage to the domestic industry, as well as investigations under Section 201 of the trade laws into whether such imports have seriously damaged the domestic industry. Although we believe we are the clear price leader for drill pipe and other drill stem products and do not utilize imports from our foreign facilities to "dump" our products, our products have been, and may in the future be, the subject of such investigations. In this regard, the green tubes and tool joints imported by us from our foreign locations to support our U.S. drill pipe operations were included in the recent Section 201 investigation into steel imports conducted by the President and the International Trade Commission during the second half of 2001 and in an anti-dumping and counterveiling duty suit during the first quarter of 2002. However, during these investigations, all products manufactured at our foreign locations were excluded from any tariffs being imposed or the suits were dismissed for lack of evidence of material injury.

PROPERTIES

     The following table describes the material manufacturing and other facilities and principal offices we currently own or lease, including those we will acquire in the Reed-Hycalog acquisition.

                                 FACILITY    PROPERTY
                                   SIZE        SIZE
LOCATION                         (SQ. FT.)   (ACRES)    TENURE             UTILIZATION
--------                         ---------   --------   ------             -----------
Navasota, Texas................    347,000    195.9     Owned    Manufacture of drill stem
                                                                 products and premium threaded
                                                                 casing, liners, and tubing
Veracruz, Mexico...............    303,400     42.0     Owned    Manufacture of tool joints
Muskogee, Oklahoma.............    195,900    114.5     Owned    Manufacture of TCA(TM) premium
                                                                 casing
Houston, Texas.................     30,253      --      Leased   Corporate headquarters
                                   148,500     20.0     Leased   Manufacture of Atlas
                                                                 Bradford(R)connectors
                                   114,200     22.0     Owned    Manufacture of API and premium
                                                                 threaded couplings
                                    54,500      7.0     Owned    Premium threading services and
                                                                 manufacture of tubular
                                                                 accessories
                                    23,150     10.0     Owned    Manufacture of drill collars,
                                                                 heavy weights, and kellys
                                    31,800     10.0     Owned    Heat-treat of drill collars and
                                                                 kellys
                                   355,500     20.0     Owned    Roller-cone bit manufacture
                                    58,600      7.3     Owned    Fixed-cutter bit manufacture
The Woodlands, Texas...........     44,528      --      Leased   Sales and administrative
                                                                 offices
Bryan, Texas...................    160,000     55.3     Owned    Manufacture of premium
                                                                 tubulars, industrial drill
                                                                 pipe, and oilfield drill pipe
Kindberg, Austria..............  1,614,600    101.3     Leased   Manufacture of green drill pipe
                                                                 and finished casing
Stonehouse (UK)................     65,000      4.5     Owned    Fixed-cutter bit manufacture
Baimi Town, Jiangyan, Jiangsu
  China........................     49,428      7.3     Leased   Manufacture of drill pipe and
                                                                 pipeline accessories
Edmonton, Alberta, Canada......    203,900      8.3     Owned    Manufacture of drill stem
                                                                 products, premium threaded
                                                                 casing, liners, and tubing
Turin, Italy...................     60,400     10.0     Owned    Manufacturer of tool joints
Lafayette, Louisiana...........     18,300      2.0     Leased   Premium threading of downhole
                                                                 and specialty equipment
Houma, Louisiana...............    101,150     17.6     Owned    Manufacture and threading of
                                                                 downhole accessories
Broussard, Louisiana...........     24,600      5.6     Owned    Provider of drivers for
                                                                 conductor installation services
Jurong, Singapore..............     33,600      2.7     Leased   Manufacture of drill collars,
                                                                 accessories, and threading
                                                                 services
                                    60,000     20.0     Leased   Roller-cone bit manufacture
Big Run, Pennsylvania..........    136,000     28.2     Owned    Manufacture of industrial drill
                                                                 pipe

                                 FACILITY    PROPERTY
                                   SIZE        SIZE
LOCATION                         (SQ. FT.)   (ACRES)    TENURE             UTILIZATION
--------                         ---------   --------   ------             -----------
Beaumont, Texas................     12,300     29.0     Owned    Premium threading services and
                                                                 manufacturer of conductors
Casper, Wyoming................     27,219    207.4     Owned    Premium threading of casing and
                                                                 tubing

EMPLOYEES

     As of December 31, 2001, we had 3,827 employees. Certain of our operations are subject to union contracts. These contracts, however, cover only approximately 19% of our total employees. We believe our relationship with our employees is good. We expect to gain approximately 1,200 additional employees from the acquisition of Reed-Hycalog, approximately 220 of which are members of a union for which the applicable contract expires at December 31, 2002. Negotiations regarding the existing contract are ongoing and we currently do not believe that negotiations will result in a new contract with terms and provisions materially adverse to us or that such negotiations will result in any work stoppage that would materially adversely affect us.

LEGAL PROCEEDINGS

     In the ordinary course of business, we are the subject of various claims and litigation. We maintain insurance to cover many of our potential losses and we are subject to various self-retentions and deductibles with respect to our insurance. See "Business--Other Business Data--Federal Regulation and Environmental Matters". Although we are subject to various ongoing items of litigation, we do not believe that any of the items of litigation that we are currently subject to will result in any material uninsured losses to us. It is possible, however, that an unexpected judgment could be rendered against us in the cases in which we are involved that could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for that matter.

     In May 1997, Mr. John D. Watts filed suit in the U.S. District Court for the Eastern District of Texas, Beaumont Division, against XL Systems(TM) for infringement of Patent No. 5,247,418 (the "418 Patent") and trade secret misappropriation, breach of contract, and unjust enrichment. The claims of trade secret misappropriation, breach of contract and unjust enrichment were subsequently dismissed by the trial court upon XL Systems'(TM) motion for summary judgment.

     On March 2, 2001, a jury found that XL Systems'(TM) XLC connection infringed Claim 1 of the 418 Patent and awarded the plaintiff approximately $2.0 million in damages, including prejudgment interest. On September 28, 2001, the U.S. District Court for the Eastern District of Texas Court entered a judgment in the case. In connection with this order, the Court took the following actions: (1) reduced the jury award from $1,675,450 to $1,048,680; (2) awarded prejudgment interest of $172,697; and (3) denied enhanced damages and attorney's fees. In addition, the Court stayed any injunction preventing XL Systems(TM) from making and selling its XLC connection in its current configuration, so long as XL Systems(TM) escrows a royalty in the sum of 3% of gross revenue from sales of XLC connections and 7% of gross revenue from sales of XLC threading services. We have appealed the decision to the federal circuit, and Mr. Watts has appealed the decision of the court, denying enhanced damages and attorney's fees and granting of summary judgment on his trade secret misappropriation and other claims. We do not expect a decision on any appeal for at least the next six to nine months. We also believe that our XLC connections can be manufactured and applied without infringing the patent claims in question if the lower court decision is upheld. In addition, we recently purchased the rights to a proprietary connection that we believe could replace the XLC connection in numerous applications. However, based upon the reduction in damages, denial of enhanced damages, and the stay on the injunction, we believe we are adequately accrued for our potential liability, including escrowed royalties, in this case.

     Additional charges of $3.5 million to $4.5 million, may be incurred in the event of reversal on appeal of enhanced damages and attorney's fees.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
23.1     Consent of PriceWaterhouse Coopers L.L.P.